Exhibit 2.1

PURCHASE AND SALE AGREEMENT
DATE AUGUST 6, 2021,
BY AND AMONG
SWALLOWTAIL ROYALTIES LLC, SWALLOWTAIL ROYALTIES II LLC
COLLECTIVELY, AS SELLER,
VIPER ENERGY PARTNERS LLC
AS BUYER, AND
VIPER ENERGY PARTNERS LP
AS PARENT
COLLECTIVELY, AS BUYER PARTIES

TABLE OF CONTENTS

Article 1 SALE AND TRANSFER OF ASSETS; CLOSING	1
1.01 Assets	1
1.02 Purchase Price; Deposit	1
1.03 Closing; Preliminary Settlement Statement	2
1.04 Closing Obligations	3
1.05 Allocations and Adjustments	4
1.06 Assumption	7
1.07 Allocation of Purchase Price	8

Article 2 REPRESENTATIONS AND WARRANTIES OF SELLER	9
2.01 Organization and Good Standing	9
2.02 Authority; No Conflict	9
2.03 Bankruptcy	10
2.04 Taxes	10
2.05 Legal Proceedings	10
2.06 Brokers	11
2.07 Compliance with Legal Requirements	11
2.08 Prepayments	11
2.09 Material Contracts	11
2.10 Consents and Preferential Purchase Rights	12
2.11 Environmental Laws	12
2.12 Suspense Funds	13
2.13 Seller’s Independent Investigation	13
2.14 Investment Intent	14
2.15 Operations	14
2.16 Overpayments	14
2.17 Unrecorded Leases and Contracts	14

Article 3 REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES	15
3.01 Organization and Good Standing	15
3.02 Authority; No Conflict	15
3.03 Certain Proceedings	16
3.04 Common Units	16
3.05 Capitalization	16
3.06 SEC Documents; Financial Statements	17
3.07 Internal Controls; Listing Exchange	18
3.08 Knowledgeable Investor	19
3.09 Qualification	19
3.10 Form S-3	19

3.11 Brokers	19
3.12 Financial Ability	20
3.13 Securities Laws	20
3.14 Due Diligence	20
3.15 Basis of Buyer’s Decision	21
3.16 Business Use, Bargaining Position	21
3.17 Bankruptcy	21

Article 4 COVENANTS	22
4.01 Access and Investigation	22
4.02 Certain Interim Covenants	22
4.03 Amendment to Schedules and Article 3	23
4.04 Consent and Waivers	24
4.05 Cooperation Regarding Financial Information	24

Article 5 OTHER COVENANTS	24
5.01 Conduct of Buyer Parties	24
5.02 Notification and Cure	25
5.03 Filings	26
5.04 Governmental Reviews	26
5.05 HSR Act	26

Article 6 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	27
6.01 Accuracy of Representations	27
6.02 Seller’s Performance	27
6.03 No Orders	27
6.04 Necessary Consents and Approvals	27
6.05 HSR Act	27
6.06 No Litigation.	27
6.07 Closing Deliverables	28

Article 7 CONDITIONS TO SELLER’S OBLIGATION TO CLOSE	28
7.01 Accuracy of Representations	28
7.02 Buyer Party’s Performance	28
7.03 No Orders	28
7.04 Necessary Consents and Approvals	28
7.05 HSR Act	28
7.06 No Litigation.	28
7.07 Listing	29
7.08 Closing Deliverables	29
7.09 No Buyer MAE	29

Article 8 TERMINATION	29
8.01 Termination Events	29
8.02 Effect of Termination; Distribution of the Deposit Amount	30
8.03 Return of Records Upon Termination	32

Article 9 INDEMNIFICATION; REMEDIES	32
9.01 Survival	32
9.02 Indemnification and Payment of Damages by Seller	33
9.03 Indemnification and Payment of Damages by Buyer	33
9.04 Indemnity Net of Insurance	34
9.05 Limitations on Liability	34
9.06 Procedure for Indemnification – Third Party Claims	35
9.07 Procedure for Indemnification – Other Claims	36
9.08 Indemnification of Group Members	36
9.09 Extent of Representations and Warranties	36
9.10 Compliance With Express Negligence Test	37
9.11 Limitations of Liability	37
9.12 No Duplication	38
9.13 Disclaimer of Application of Anti-Indemnity Statutes	38
9.14 Waiver of Right to Rescission	38

Article 10 TITLE MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS	38
10.01 Title Examination and Access	38
10.02 Preferential Purchase Rights	39
10.03 Consents	39
10.04 Special Warranty	40
10.05 Title Defects	41
10.06 Title Defect Value	41
10.07 Seller’s Cure or Contest of Title Defects	42
10.08 Limitations on Adjustments for Title Defects	43
10.09 Title Benefits	44
10.10 Exclusive Remedies	45
10.11 Casualty Loss and Condemnation	45
10.12 Expert Proceedings	46

Article 11 GENERAL PROVISIONS	47
11.01 Records	47
11.02 Expenses and Tax Matters	48

11.03 Notices	50
11.04 Governing Law; Jurisdiction; Service of Process; Jury Waiver	51
11.05 Further Assurances	52
11.06 Waiver	53
11.07 Entire Agreement and Modification	53
11.08 Assignments, Successors and No Third Party Rights	53
11.09 Severability	54
11.10 Article and Section Headings, Construction	54
11.11 Counterparts	54
11.12 Press Release, News Media and External Statements	54
11.13 Remedies	55
11.14 No Recourse	55
11.15 Preparation of Agreement	56
11.16 Time is of the Essence	56
11.17 Appendices, Exhibits and Schedules	56

EXHIBITS AND SCHEDULES
Exhibit A-1    Fee Minerals
Exhibit A-2    Leases
Exhibit A-3    Wells
Exhibit B-1    Form of Assignment, Bill of Sale and Special Warranty Deed
Exhibit C    Excluded Assets
Exhibit D    Form of Closing Certificate
Exhibit E    Form of Registration Rights Agreement

Schedule 1.05(a)    Lease Bonus Assets
Schedule 1.07    Allocation of Purchase Price
Schedule 2.02(b)    No Conflict (Seller)
Schedule 2.04    Taxes
Schedule 2.05    Legal Proceedings
Schedule 2.07    Compliance with Legal Requirements
Schedule 2.09    Material Contracts
Schedule 2.10    Consents and Preferential Purchase Rights
Schedule 2.11    Environmental Laws
Schedule 2.12    Suspense Funds
Schedule 2.15    Operations
Schedule 2.16    Overpayments
Schedule 2.17    Unrecorded Leases and Contracts
Schedule 4.02    Conduct of Business

v

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of August 6, 2021 (the “Execution Date”), by and among Swallowtail Royalties LLC, a Delaware limited liability company, Swallowtail Royalties II LLC, a Delaware limited liability company (collectively, “Seller”), Viper Energy Partners LLC, a Delaware limited liability company (“Buyer”), Viper Energy Partners LP, a Delaware limited partnership (“Parent,” and together with Buyer, “Buyer Parties” and each a “Buyer Party”). Seller, Buyer, and Parent are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITAL
WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell, and Buyer Parties desire to purchase, all of Seller’s right, title and interest in and to certain mineral interests, royalty interests, non-participating royalty interests and overriding royalty interests in the oil, gas and other minerals underlying certain lands located in Martin, Howard, Glasscock, Midland, Upton and Reagan Counties, Texas as specified herein, effective as of the Effective Time, for the consideration and on the terms set forth in this Agreement.
AGREEMENT
NOW THEREFORE, for and in consideration of the promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties intending to be legally bound, agree as follows:
ARTICLE 1
SALE AND TRANSFER OF ASSETS; CLOSING
1.01    Assets. Subject to the terms and conditions of this Agreement, at the Closing, each entity comprising Seller shall sell, transfer and convey (or shall cause to be sold, transferred and conveyed) the Assets held by such entity to Buyer Parties, and Buyer Parties shall purchase, pay for, and accept the Assets from Seller.
1.02    Purchase Price; Deposit.
(a)    Subject to any adjustments that may be made under Section 1.05, the consideration payable for the Assets (the “Purchase Price”) shall have an agreed aggregate value as of the execution and delivery of the Agreement of Five Hundred Million, Four Hundred Fifteen Thousand Dollars ($500,415,000.00) (the “Measurement Amount”), consisting of (i) an amount in cash equal to Two Hundred Twenty-Five Million Dollars ($225,000,000.00) (the “Cash Purchase Price”) and (ii) Fifteen Million, Two Hundred Fifty Thousand (15,250,000) Common Units (the “Common Unit Consideration”) with an aggregate agreed value of Two Hundred Seventy-Five Million, Four Hundred Fifteen Thousand Dollars ($275,415,000.00).

(b)    Within one (1) Business Day of the Execution Date, Buyer shall deposit by wire transfer in same day funds into an escrow account established pursuant to the Deposit Escrow Agreement (the “Escrow Account”) an amount in cash equal to Thirty Million, Twenty-Four Thousand, Nine Hundred Dollars ($30,024,900.00) (together with any interest accrued thereon, the “Deposit Amount”). If the Closing timely occurs, on or before the Closing Date, the Parties shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller at Closing, which Deposit Amount shall be applied as a credit toward the Closing Cash Payment as provided in Section 1.04(b)(i). If this Agreement is terminated prior to the Closing in accordance with Section 8.01, then the provisions of Section 8.02 shall apply and the distribution of the Deposit Amount shall be governed in accordance therewith.
(c)    Without limiting any other provisions in this Agreement, if at any time during the period between the date of this Agreement and the Closing, there are any changes in the outstanding number of Common Units by reason of any reclassification, recapitalization, stock split (including reverse stock split), subdivision, combination, exchange, or readjustment of shares or similar transaction, or any stock dividend or distribution paid in stock, the Common Unit Consideration and the Reference Price and any other amounts or similarly dependent items related to the Common Units, Reference Price or Common Unit Consideration shall be appropriately and equitably adjusted to reflect such change to provide the same economic effect as contemplated by this Agreement prior to such action (and thereafter all references in this Agreement to Common Units, Common Unit Consideration, Reference Price and other similarly dependent items shall be references to such terms, as so adjusted); provided that this Section 1.02(c) shall in no event be construed to permit Buyer or any of its Affiliates to take any action with respect to the Common Units that is prohibited by the terms of this Agreement.
1.03    Closing; Preliminary Settlement Statement. Closing shall take place electronically and remotely, on October 1, 2021 (the “Scheduled Closing Date”), or if all conditions to Closing under Article 6 and Article 7 have not yet been satisfied or waived on such date, within five (5) Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 8. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. Subject to the provisions of Articles 6, 7 and 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.03 shall not result in the termination of this Agreement and shall not relieve either Party of any obligation under this Agreement. Not later than five (5) Business Days prior to the Closing Date, Seller will deliver to Buyer a statement setting forth in reasonable detail Seller’s reasonable determination of the Preliminary Amount based upon the best information available at that time, which may include estimates where actual amounts are not known at such time (the “Preliminary Settlement Statement”). Within three (3) Business Days after its receipt of the Preliminary Settlement Statement, Buyer may submit to Seller in writing any objections or proposed changes thereto and Seller shall consider all such objections and proposed changes in good faith. The estimate agreed to by Seller and Buyer, or, absent such agreement, delivered in the Preliminary Settlement Statement by Seller in

accordance with this Section 1.03, will be the Preliminary Amount to be paid by Buyer to Seller at the Closing.
1.04    Closing Obligations. At the Closing:
(a)    Seller shall deliver (and execute, as appropriate), or cause to be delivered (and executed, as appropriate), to Buyer:
(i)    the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located;
(ii)    a duly executed joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller;
(iii)    possession of the Assets;
(iv)    a certificate, in substantially the form set forth on Exhibit D executed by an officer of Seller, certifying on behalf of Seller that the conditions to Closing set forth in Sections 6.01 and 6.02 applicable to such Parties have been fulfilled;
(v)    a certificate meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2), certifying that Seller (or its regarded owner, if Seller is an entity disregarded as separate from its owner) is not a “foreign person” within the meaning of Section 1445 of the Code;
(vi)    an executed counterpart of the Preliminary Settlement Statement;
(vii)    a recordable release in a form reasonably acceptable to Buyer of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing Indebtedness for Borrowed Money made by Seller or its Affiliates affecting the Assets;
(viii)    an executed counterpart of the Registration Rights Agreement; and
(ix)    such other documents as Seller or counsel for Seller may reasonably request.
(b)    Buyer shall deliver (and execute, as appropriate) to Seller as applicable:
(i)    the Closing Cash Payment (less the Deposit Amount and the Payoff Amount) by wire transfer to the account specified by Seller in written notice given by Seller to Buyer at least two (2) Business Days prior to the Closing Date;
(ii)    an aggregate amount equal to the amount of Indebtedness for Borrowed Money outstanding as of immediately prior to the Closing (the “Payoff Amount”) to the applicable payees set forth in payoff letters delivered by Seller to Buyer prior to the Closing, if any (the “Payoff Letters”), by wire transfer of immediately available funds to the accounts designated by such payees in such Payoff Letters;

(iii)    the number of Common Units equal to the Closing Unit Amount to the Persons and in the amounts designated in the Preliminary Settlement Statement;
(iv)    the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located;
(v)    a duly executed joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller;
(vi)    a certificate, in substantially the form set forth on Exhibit D executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Sections 7.01 and 7.02 have been fulfilled;
(vii)    an executed counterpart of the Preliminary Settlement Statement;
(viii)    an executed counterpart of the Registration Rights Agreement; and
(ix)    such other documents as Seller or counsel for Seller may reasonably request.
(c)    The Parties agree and acknowledge that (i) at Closing, in consideration for the Common Unit Consideration and subject to any adjustments thereto that may be made under Sections 1.02(c) or 1.05, Seller will be deemed to sell to Parent a portion of the interest in the Assets (the “Parent Purchased Assets”), and Parent will immediately contribute such Parent Purchased Assets to Buyer in exchange for an equivalent number of units representing membership interests in Buyer (“OpCo Units”), all in accordance with the governing documents of Parent and Buyer, and (ii) for purposes of convenience and recording, Parent has instructed Seller, at Closing, to directly transfer and convey the Parent Purchased Assets to Buyer in accordance with this Agreement.
(d)    The Parties agree and acknowledge that at Closing, (i) in consideration for the Cash Purchase Price and subject to any adjustments thereto that may be made under Section 1.05, Seller will be deemed to sell to Buyer a portion of the interest in the Assets (the “Buyer Purchased Assets”), and (ii) Seller shall directly transfer and convey the Buyer Purchased Assets to Buyer in accordance with this Agreement.
1.05    Allocations and Adjustments. If the Closing occurs:
(a)    Buyer shall be entitled to all proceeds of production and products from or attributable to the Assets from and after the Effective Time, and to all other income, proceeds, receipts and credits earned with respect to the Assets on or after the Effective Time. Seller shall be entitled to (x) all proceeds of production and products from or attributable to the Assets prior to the Effective Time and (y) any lease bonuses payable in respect of the Assets identified on Schedule 1.05(a) (whether attributable to periods before or after the Effective Time and to the extent such amounts are received by Buyer following Closing, it shall pay such amounts over to Seller). “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (COPAS) standards.
(b)    For purposes of allocating revenues, production, proceeds, income, accounts receivable and products under this Section 1.05, (A) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” a well when they pass through the pipeline connecting into the storage facilities into which they are run, and (B) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” a well when they pass through the receipt point sales meters on the pipelines through which they are transported.
(c)    The Purchase Price shall be, without duplication,
(i)    increased by the following amounts:
(A)    the aggregate amount of all proceeds or revenues (including any lease bonuses, Royalties and other proceeds and benefits) received and retained by Buyer or any of its Affiliates and attributable to the ownership or operation of the Assets to the extent attributable to periods before the Effective Time;
(B)    the amount of all Asset Taxes allocable to Buyer pursuant to Section 11.02(c) but paid or economically borne by Seller; and
(C)    the amount of any other upward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties in writing.
(ii)    decreased by the following amounts:
(A)    the aggregate amount of all proceeds or revenues (including any lease bonuses, Royalties and other proceeds and benefits) received and retained by Seller or any of its Affiliates and attributable to the ownership or operation of the Assets to the extent attributable to periods on or after the Effective Time;
(B)    the Aggregate Title Defect Value;
(C)    aggregate Allocated Value of all the Assets excluded by Seller pursuant to Article 10;
(D)    aggregate Allocated Value of any Assets with respect to which a Required Consent has not be granted on or before the date that is one hundred eighty (180) days after Closing as provided in Section 10.03;
(E)    the amount of all Asset Taxes allocable to Seller pursuant to Section 11.02(c) but paid or economically borne by Buyer; and

(F)    the amount of any other downward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties in writing.
Notwithstanding anything to the contrary herein, all adjustments to the Purchase Price shall be made (1) first, to the Cash Purchase Price (the Cash Purchase Price, as adjusted, the “Adjusted Cash Purchase Price”), and (2) only to the extent the Cash Purchase Price has been reduced to zero, thereafter, to the Common Unit Consideration (the Common Unit Consideration, as adjusted, the “Adjusted Common Unit Consideration”), by adding or subtracting a number of shares thereto or therefrom, as applicable, equal to the amount of such adjustment, divided by the Reference Price on (x) for purposes of the Preliminary Settlement Statement, the date of the Preliminary Settlement Statement or (y) for purposes of the Final Settlement Statement, the Final Settlement Date. Once all adjustments have been made to the Common Unit Consideration, if the calculated number thereof includes a fractional share, such number shall be rounded up to the next whole share.
(d)    As soon as practicable after Closing, but no later than one hundred and twenty days (120) calendar days following the Closing Date, Seller shall prepare and submit to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments to reflect the final adjusted Purchase Price.
(e)    On or before thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement and an explanation of any such changes and the reasons therefor together with any supporting information (the “Dispute Notice”). During such thirty (30)-day period, Buyer shall be given reasonable access to Seller’s books and records relating to the matters required to be accounted for in the Final Settlement Statement. Any changes not included in the Dispute Notice shall be deemed waived. Without waiving any other rights which are expressly provided for in this Agreement, if Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties. Upon delivery of the Dispute Notice, the Parties shall undertake to agree with respect to any disputed amounts identified therein by the date that is thirty (30) days after delivery of the Dispute Notice (the “Post-Closing Date”). Except for Title Defect adjustments pursuant to Section 1.05(c)(ii)(C), which shall be subject to the arbitration provisions of Section 10.12, if the Parties are still unable to agree regarding any item set forth in the Dispute Notice as of the Post-Closing Date, then the Parties shall submit to the independent accounting firm of Pricewaterhouse Coopers LLP (or if Pricewaterhouse Coopers LLP is unwilling or unable to act as the independent accounting firm, another nationally recognized accounting firm mutually agreed by the Parties) a written notice of such dispute along with reasonable supporting detail for the position of Buyer and Seller, respectively and the independent accounting firm shall finally determine such disputed item in accordance with the terms of this

Agreement. The independent accounting firm shall act as an expert and not an arbitrator. In determining the proper amount of any adjustment to the Purchase Price related to the disputed item, the independent accounting firm shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable. The decision of such independent accounting firm shall be binding on the Parties, and the fees and expenses of such independent accounting firm shall be borne by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party. For example, if the Buyer claims the final aggregate net adjustments to the Purchase Price is $1,000 greater than the amount determined by Seller, and Seller contests only $500 of the amount claimed by the Buyer, and if the independent accounting firm ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of the independent accounting firm will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Seller. The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to (or deemed agreed to) or fully and finally determined by the independent accounting firm as set forth in this Section 1.05(d) shall be called the “Final Settlement Date,” and the final net amount of adjustments to the Purchase Price in such Final Settlement Statement shall be called the “Final Adjustment Amount.”
(f)    If (i) the Final Adjustment Amount is more than the Preliminary Adjustment Amount, Buyer shall pay Seller (at the account designated by Seller) the difference between the two amounts in cash by wire transfer of immediately available funds or (ii) the Final Adjustment Amount is less than the Preliminary Adjustment Amount, Seller shall pay Buyer the difference between the two amounts in cash by wire transfer of immediately available funds. Such payment shall be made within five (5) Business Days after the Final Settlement Date to the Persons or the accounts specified pursuant to wire instructions delivered in advance by Seller or Buyer, as applicable. For example and for the avoidance of doubt, (x) if the Preliminary Adjustment Amount was a reduction of $2,000,000 and the Final Adjustment Amount was an increase of $1,000,000, then the Final Adjustment Amount would be more than the Preliminary Adjustment Amount, and the Final Adjustment Amount minus the Preliminary Adjustment Amount would equal $3,000,000, and (y) if the Preliminary Adjustment Amount was an increase of $1,000,000 and the Final Adjustment Amount was a reduction of $2,000,000, then the Final Adjustment Amount would be less than the Preliminary Adjustment Amount and the Preliminary Adjustment Amount minus the Final Adjustment Amount would equal $3,000,000.
1.06    Assumption. If the Closing occurs, from and after the Closing Date, Buyer shall assume, fulfill, perform, pay and discharge the following liabilities arising from, based upon, related to, or associated with the Assets and only to the extent not constituting Retained Liabilities (collectively, the “Assumed Liabilities”) subject to Seller’s indemnity obligations under Section 9.02 (further subject to the limitations and restrictions in Article 9): any and all Damages and obligations, known or unknown, allocable to the Assets prior to, at, or after the

Effective Time, including any and all Damages and obligations (a) attributable to or resulting from the ownership of the Assets regardless whether arising before, at or after the Effective Time; (b) imposed by any Legal Requirement or Governmental Body relating to the Assets; (c) subject to Buyer’s rights and remedies set forth in Article 9 and the special warranty of Defensible Title set forth in the Instruments of Conveyance, attributable to or resulting from lack of Defensible Title to the Assets; (d) attributable to or resulting from Asset Taxes allocated to Buyer pursuant to Section 11.02(c) (provided that Section 11.02(d) shall govern the actual payment of such Asset Taxes); (e) attributable to or resulting from Transfer Taxes, if any; and (f) attributable to the Applicable Contracts.
1.07     Allocation of Purchase Price.
(a)    The Purchase Price shall be allocated among the Assets as set forth in Schedule 1.07 hereto. Seller and Buyer agree to be bound by the Allocated Values set forth in Schedule 1.07 for purposes of Article 10 hereof.
(b)    As soon as reasonably practicable following the Final Settlement Date, Buyer shall deliver to Seller for its review and approval an allocation of the adjusted Purchase Price as set forth on the Final Settlement Statement and any other items that are treated as consideration for U.S. federal income Tax purposes among the Assets in accordance with Section 1060 of the Code and the regulations thereunder, and to the extent permitted by applicable Legal Requirements, in a manner consistent with the Allocated Values set forth on Schedule 1.07 (the “Tax Allocation”). Seller shall provide Buyer with any comments to the Tax Allocation within thirty (30) days after the date of receipt by Seller. If Seller does not deliver any written notice of objection to the Tax Allocation within such thirty (30) day period, the Tax Allocation shall be final, conclusive and binding on the Parties. If a written notice of objection is timely delivered to Buyer, Seller and Buyer will negotiate in good faith for a period of twenty (20) days to resolve such dispute (the “Allocation Dispute Resolution Period”). If, during the Allocation Dispute Resolution Period, Seller and Buyer resolve their differences in writing as to any disputed amount, such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Tax Allocation. In the event that Seller and Buyer do not resolve all of the items disputed in the Tax Allocation prior to the end of the Allocation Dispute Resolution Period, all such unresolved disputed items shall be determined by the independent accounting firm in accordance with the procedures of Section 1.05(e)1.05(d), mutatis mutandis. Any subsequent adjustments to Purchase Price for U.S. federal income Tax purposes shall be allocated in a manner consistent with the Tax Allocation as finally determined hereunder and shall to the maximum extent possible be treated as an adjustment to the Cash Purchase Price. Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state and local income and other Tax consequences of the Contemplated Transactions, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) as promptly as possible following the Final Settlement Date, in a manner consistent with the Tax Allocation as revised to take into account subsequent adjustments to the Purchase Price for U.S. federal income Tax purposes, and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise, unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign law) or with the other Party’s or Parties’ prior written consent; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar proceedings in connection with the Tax Allocation. The Parties hereto will promptly inform one another of any challenge by any Governmental Body to any allocation made pursuant to this Section 1.07(b) and agree to consult and keep one another reasonably informed with respect to the status of, and any material discussion, proposal or submission with or to a Governmental Body with respect to, such challenge.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER
Each entity comprising Seller, severally as to itself but not jointly, represents and warrants to the Buyer Parties as of the Execution Date and the Closing Date, the following:
2.01    Organization and Good Standing. Seller is a limited liability company, and is duly organized, validly existing and in good standing under the laws of the State of Delaware and, where required, is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full company power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.
2.02    Authority; No Conflict.
(a)    The execution, delivery and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary company action on the part of Seller. This Agreement has been duly executed and delivered by Seller and at the Closing, all instruments executed and delivered by Seller at or in connection with the Closing shall have been duly executed and delivered by Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon the execution and delivery by Seller of any documents at the Closing (collectively, the “Seller Closing Documents”), such Seller Closing Documents shall constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(b)    Except as set forth in Schedule 2.02(b), and assuming the receipt of all Consents and the waiver of all Preferential Purchase Rights (in each case) applicable to the Contemplated Transactions, and assuming compliance with the HSR Act, neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions shall, directly or indirectly (with or without notice or lapse of time):
(i)    contravene, conflict with or result in a violation of any provision of the Organizational Documents of Seller;
(ii)    contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate or modify any terms of, or to exercise any remedy or obtain any relief under, any Contract or agreement or any Legal Requirement or Order to which Seller or the Assets, may be subject, or (except as set forth in part (ii) of Schedule 2.02(b)) to revoke, withdraw, suspend, cancel, terminate, or modify any Governmental Authorization that relates to the Assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or
(iii)    result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, except for Permitted Encumbrances, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
2.03    Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement proceedings pending or being contemplated by Seller, or to Seller’s Knowledge, Threatened against Seller.
2.04    Taxes. All material Tax Returns required to be filed by Seller with respect to Asset Taxes have been timely filed, and each such Tax Return is true, correct and complete in all material respects. All material Asset Taxes required to be paid by Seller (whether or not shown on any Tax Return) have been timely paid. There are no Encumbrances for Taxes on the Assets other than Permitted Encumbrances. There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction by Seller regarding the assessment or collection of any material Asset Taxes. Except as disclosed on Schedule 2.04, there are no administrative or judicial Proceedings by any taxing authority pending against Seller with respect to any Asset Taxes. Except as disclosed on Schedule 2.04, no Asset is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute and any tax partnership disclosed on Schedule 2.04 has in effect a valid election under Section 754 of the Code.
2.05    Legal Proceedings. Other than the matters described on Schedule 2.05, Seller has not been served with any Proceeding, and, to Seller’s Knowledge, there is no pending or Threatened Proceeding against Seller or any of its Affiliates, in each case, that (a) relates to Seller’s ownership or operation of any of the Assets, or (b) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.
2.06    Brokers. Neither Seller nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are or will remain the sole responsibility of Seller and its Affiliates.
2.07    Compliance with Legal Requirements. Except with respect to any representation and warranties regarding (a) Taxes, which are exclusively provided in Section 2.04, and (b) Environmental Laws, which are exclusively provided in Section 2.11, except as set forth in Schedule 2.07, there is no uncured material violation of any Legal Requirements (other than Environmental Laws, which are solely addressed in Section 2.11) Seller with respect to Seller’s ownership or operation of the Asset.
2.08    Prepayments. Seller has not received payment under any Contract with respect to the Assets that requires future production or delivery of Hydrocarbons previously paid for and not yet delivered.
2.09    Material Contracts. Schedule 2.09 sets forth all Applicable Contracts with respect to Seller of the type described below as of the Execution Date (collectively, the “Material Contracts”):
(a)    any Applicable Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing or similar Applicable Contract that is not terminable without penalty on sixty (60) days’ or less notice;
(b)    any Applicable Contract evidencing Indebtedness for Borrowed Money;
(c)    any Applicable Contract guaranteeing any obligation of another Person or guaranteeing any Hedge Contract;
(d)    any Seismic Contract;
(e)    any Applicable Contract that can reasonably be expected to result in aggregate payments by, or revenues to Seller (or after Closing, Buyer) of more than One Hundred Thousand ($100,000) (net to Seller’s interest) during the current or any subsequent fiscal year or more than Five Hundred Thousand Dollars ($500,000) in the aggregate (net to Seller’s interest) over the term of such Applicable Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);
(f)    any Applicable Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit or similar financial Contract that will be binding on Buyer or the Assets after Closing;

(g)    any Applicable Contract that constitutes a non-competition agreement pertaining to Seller or otherwise purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller conducts business that will be binding on Buyer or the Assets after Closing;
(h)    any Applicable Contract that contains a call on production, option to purchase, or similar rights with respect to Hydrocarbon production from the Assets;
(i)    any Applicable Contract that contains a Tag-Along or drag-along rights held by a Third Party with respect to any Assets;
(j)    any Applicable Contract where the primary purpose thereof is or was to indemnify another Person that will be binding on Buyer, the Assets after Closing; and
(k)    any Applicable Contract with any Affiliate of Seller that will be binding on the Assets after Closing.
Each Material Contract is in full force in accordance with its terms. Neither Seller nor, to Seller’s Knowledge, any other party is in default under any Material Contract, except as set forth in Schedule 2.09. Neither Seller has received written notice from any counterparty to a Material Contract of any alleged material default under such Material Contract. No event has occurred that with notice or lapse of time or both would constitute a material default under any Material Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract.
2.10    Consents and Preferential Purchase Rights. Except as set forth in Schedule 2.10, none of the Assets are subject to any Preferential Purchase Rights or Consents that are required to be obtained by Seller or its Affiliates in connection with the Contemplated Transactions, except for (a) Consents and approvals of Governmental Bodies that are customarily obtained after Closing, (b) Contracts that are terminable upon not greater than sixty (60) days’ notice without payment of any fee, (c) Permitted Consents, and (d) compliance with the HSR Act.
2.11    Environmental Laws.
(a)    To Seller’s Knowledge, except as disclosed on Schedule 2.11, (i) there are no Proceedings pending or Threatened in writing against Seller or any of its Affiliates with respect to the Assets alleging material violations of, or material liabilities under, Environmental Laws, (ii) neither Seller nor any of its Affiliates has received written notice from any Person of any alleged or actual material violation of or non-compliance with, or material liability under, any Environmental Law or the terms or conditions of any Permits required under Environmental Laws with respect to the Assets, or the ownership or operation of any thereof, and (iii) none of the Assets are subject to any material unfulfilled Orders, consent decrees, or agreements with any Governmental Body related to Environmental Laws.

(b)    To Seller’s Knowledge, except as disclosed on Schedule 2.11, (i) Seller and its Affiliates are in compliance in all material respects with all Environmental Laws with respect to the Assets; and (ii) there have been no releases of Hazardous Materials on, from, under, or to the Assets that would reasonably be expected to give rise to material Damages from and after the Execution Date, including material obligations to remediate, under Environmental Law.
The representations and warranties in this Section 2.11 are the sole and exclusive representations and warranties of Seller and its Affiliates with respect to environmental, health and safety matters, including matters arising under Environmental Laws or with respect to Hazardous Materials.
2.12    Suspense Funds. To Seller’s Knowledge, no material payments for production attributable to the Assets are currently held in suspense by the applicable operator, purchaser, or other obligor thereof except as set forth on Schedule 2.12.
2.13    Seller’s Independent Investigation. SELLER AND ITS REPRESENTATIVES HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION OF PARENT AND THE COMMON UNITS. SELLER IS EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS INVESTMENT BUSINESS AND ARE AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, SELLER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF BUYER SET FORTH IN ARTICLE 3 OF THIS AGREEMENT AND THE CERTIFICATE OF BUYER AND PARENT DELIVERED AT THE CLOSING, AND SELLER:
(a)    ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY BUYER OR PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT AND THE CERTIFICATE OF BUYER AND PARENT DELIVERED AT THE CLOSING, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY; AND
(b)    ACKNOWLEDGES AND AGREES THAT NONE OF BUYER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO SELLER OR ITS REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO SELLER (INCLUDING ITS REPRESENTATIVES) IN DATA ROOMS, MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO SELLER (INCLUDING ITS REPRESENTATIVES) IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF

BUYER OR PARENT OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
2.14    Investment Intent. Seller: (a) is acquiring the Common Units for its own account with the present intention of holding such Common Units for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws; (b) understands that the Common Units will, upon issuance, be characterized as “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws, and that the certificates representing the Common Units will bear restrictive legends to that effect. Seller further acknowledges that such Common Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable; (c) is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act; (d) has sufficient knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Common Units and has so evaluated the merits and risks of such investment; and (e) is able to bear the economic risk of an investment in the Common Units and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment.
2.15    Operations. Except as set forth on Schedule 2.15, the Assets do not include any unleased mineral interest where Seller has agreed to, or Buyer will have to, bear a share of drilling, operating or other costs as a participating mineral owner from and after Closing. Seller has not conducted any oil and gas operations on any of the Assets, including, but not limited to, preparation, exploration, drilling, completion, reworking, or plugging or abandonment operations.
2.16    Overpayments. To Seller’s Knowledge, Seller has not received any royalties, revenues, or other benefits attributable to production from or the ownership of the Assets in excess of the royalties, revenues, or other benefits Seller is properly entitled to under the Assets or that Seller would otherwise be required to remit to any operator, purchaser of production or other royalty owner of the Assets other than as set forth on Schedule 2.16.
2.17    Unrecorded Leases and Contracts. Except as set forth Schedule 2.17 and for those Leases that, in each case, are filed of record (which includes the filing of a memorandum of lease with respect to such lease), to Seller’s Knowledge, there are no unrecorded leases or Contracts burdening Seller’s interest in the Assets. Seller has not (a) provided any lessee with a demand for payment or performance or notice of default, (b) received any written demand for payment or performance or notice of default, from any lessee or other party to any oil and gas lease or (c) agreed to bear a share of drilling, operating or other exploration costs from or after the Execution Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES
The Buyer Parties jointly and severally represent and warrant to Seller, as of the Execution Date and the Closing Date, the following:
3.01    Organization and Good Standing. Buyer is a Delaware limited liability company and is duly organized, validly existing and in good standing under the laws of the State of Delaware and, where required, is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located. Parent is a Delaware limited partnership and duly organized, validly existing, and in good standing under the laws of the State of Delaware and, where required, is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located.
3.02    Authority; No Conflict.
(a)    This Agreement constitutes the legal, valid and binding obligation of the Buyer Parties, enforceable against each Buyer Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon the execution and delivery by Buyer of the Instruments of Conveyance and any other documents executed and delivered by the Buyer Parties at the Closing (collectively, “Buyer Parties’ Closing Documents”), Buyer Parties’ Closing Documents shall constitute the legal, valid and binding obligations of the Buyer Party thereto enforceable against such Buyer Party in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Each Buyer Party has the limited liability company or limited partnership, as applicable, power and authority to execute and deliver this Agreement and Buyer Parties’ Closing Documents, and to perform its obligations under this Agreement and Buyer Parties’ Closing Documents.
(b)    Assuming compliance with the HSR Act, neither the execution and delivery of this Agreement by the Buyer Parties nor the consummation or performance of any of the Contemplated Transactions by Buyer shall (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of such Buyer Party, (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to terminate, accelerate or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any Legal Requirement or Order to which Buyer may be subject, or (iii) give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer Parties taken as a whole.

(c)    Assuming filings that have been made, or will be made, pursuant to the rules and regulations of the Nasdaq in order to cause the shares of Common Units to be listed thereon upon their registration under the Securities Act under the terms and conditions of the Registration Rights Agreement, and post-Closing filings pursuant to applicable federal and state securities laws which the applicable Buyer Party undertakes to file or obtain within the applicable time period, in each case to the extent required, Buyer is not and shall not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except in connection with the HSR Act, if applicable.
3.03    Certain Proceedings. Except for any Proceeding filed by any Governmental Body after the Execution Date related to or arising out of any Competition Law, the execution or delivery of this Agreement, or the consummation of the transactions contemplated hereunder, there is no Proceeding pending against any Buyer Party that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.
3.04    Common Units. (a) The Common Units to be issued pursuant to this Agreement, and the limited partner interests represented thereby, have been duly authorized by Parent in accordance with the Partnership Agreement, and when issued and delivered to Seller in accordance with the terms of this Agreement, will be validly issued in accordance with the Partnership Agreement, (b) the holders of such Common Units will have no obligation to make any further payments to Parent for the purchase of such Common Units or contribution to the Parent solely by reason of such holders’ ownership of such Common Units, except for their obligations to repay any funds wrongfully distributed to them, and (c) such Common Units will not have been issued in violation of any preemptive rights, and will be free of any Encumbrances, other than (i) restrictions on transfer under this Agreement or the other transaction documents contemplated by this Agreement, (ii) restrictions on transfer under the Partnership Agreement, (iii) restrictions on transfer under applicable state and federal laws and (iv) any Encumbrances created by or related to Seller. In addition, all actions required to be taken by Parent to cause the Common Unit Consideration to be issued at the Closing as contemplated in this Agreement shall have been taken by or before the Closing.
3.05    Capitalization.
(a)    As of the date immediately preceding the Execution Date, the issued and outstanding limited partnership interests of Parent consisted of 64,235,306 Common Units and 90,709,946 Class B Units.
(b)    All issued and outstanding partnership interests of Parent are duly authorized and validly issued, and the holders of the outstanding Common Units will have no obligation to make any further payments to the Parent for the purchase of such Common Units or contribution to the Parent solely by reason of such holders’ ownership of such Common Units, except for their obligations to repay any funds wrongfully distributed to them. From June 30, 2021 until the Execution Date, no additional limited partnership interests in Parent have been issued, other than Common Units or Class B Units issued in the ordinary course of business in connection with matters disclosed in the Parent SEC Documents or in connection with equity awards made pursuant to plans described in the Parent SEC Documents.
(c)    Except as contemplated by this Agreement, provided by the Partnership Agreement or disclosed in the Parent SEC Documents (including with respect to Class B Units and OpCo Units) and for equity awards made pursuant to plans described in the Parent SEC Documents, there are no (i) securities convertible into or exchangeable or exercisable for partnership interests of Parent, (ii) subscriptions, options, warrants, calls, rights, convertible securities, or other contracts, agreements or commitments of any kind or character obligating Parent to issue, transfer or sell any of its partnership interests, (iii) equity equivalents or (iv) any agreements, arrangements, or understandings granting any Person any rights in Parent similar to partnership interests. Except for Parent’s Common Unit repurchase program disclosed in the Parent SEC Documents or any exchange or conversion of Class B Units (together with an equivalent number of OpCo Units) for Common Units under the terms of the Partnership Agreement, there are no outstanding obligations of Parent to repurchase, redeem, or otherwise acquire any partnership interests in Parent.
(d)    As of the Execution Date, Parent does not have any outstanding bonds, debentures, notes, or other debt obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Parent on any matter.
3.06    SEC Documents; Financial Statements.
(a)    Parent has timely filed with or furnished to the SEC all reports, forms, financial statements and other documents required to be so filed or furnished by it with the SEC since January 1, 2020, under the Exchange Act (collectively, the “Parent SEC Documents”). The Parent SEC Documents (i) were filed on a timely basis, (ii) complied, at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Parent SEC Document filed or furnished prior to the Execution Date), in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC thereunder, as applicable, and (iii) did not, at the time they were filed or furnished (except to the extent corrected by a subsequently filed or furnished Parent SEC Document filed or furnished prior to the Execution Date), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements included in the Parent SEC Documents (x) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (y) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by

Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC), and (z) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial condition, results of operations and cash flows of Parent as of the dates and for the periods indicated therein.
(b)    There were no liabilities of Parent or its subsidiary of a type required to be reflected on a consolidated balance sheet of Parent prepared in accordance with GAAP, except for liabilities (i) reserved, reflected or otherwise provided for on the consolidated balance sheet of Buyer dated as of June 30, 2021 (including the notes thereto) contained in Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 2021; (ii) that have arisen after June 30, 2021, in the ordinary course of business; (iii) for fees and expenses incurred in connection with the transactions contemplated by this Agreement and (iv) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
3.07    Internal Controls; Listing Exchange.
(a)    Buyer maintains and has maintained effective internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) or required by Rule 13a-15 under the Exchange Act. Since January 1, 2018, there have not been any material weaknesses in Buyer’s internal control over financial reporting or changes in its internal control over financial reporting which are reasonably likely to adversely affect Buyer’s internal control over financial reporting.
(b)    Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports it files or submits to the SEC under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure.
(c)    Since June 30, 2021, (i) Parent has not been advised by its independent auditors of (A) any significant deficiency or material weakness in the design or operation of internal controls that could adversely affect Parent’s internal controls or (B) Parent has no knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and (ii) there have been no changes in internal controls or, to Parent’s knowledge, in other factors that could materially affect internal controls, including any corrective actions with regard to any significant deficiency or material weakness.

(d)    There has been no failure on the part of Parent or, to Parent’s knowledge, any of Parent’s directors or officers, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.
(e)    The Common Units are listed on the Nasdaq, and Buyer has not received any notice of delisting. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Body, or of the Nasdaq, preventing or suspending trading in any securities of Buyer has been issued, and no proceedings for such purpose are, to Buyer’s Knowledge, pending, contemplated or threatened.
3.08    Knowledgeable Investor. The Buyer Parties are experienced and knowledgeable investors in the oil and gas business. Prior to entering into this Agreement, the Buyer Parties were advised by their own legal, tax and other professional counsel concerning this Agreement, the Contemplated Transactions, the Assets and their value, and they have relied solely thereon and on the representations and obligations of Seller in this Agreement and the documents to be executed by Seller in connection with this Agreement at the Closing. The Buyer Parties are acquiring Assets for their own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution or resale of all or any part thereof in violation of federal or state securities laws and the rules and regulations thereunder or any other applicable Legal Requirements.
3.09    Qualification. Each Buyer Party is an “accredited investor,” as such term is defined in Regulation D of the Securities Act. Buyer is, or as of the Closing will be, qualified under applicable Legal Requirements to hold leases, rights-of-way and other rights issued or controlled by (or on behalf of) any applicable Governmental Body and will be qualified under applicable Legal Requirements to own and/or operate the Assets that will be operated by Buyer after the Closing. Buyer has, or as of the Closing will have, posted such bonds as may be required for the ownership or, where applicable, operatorship by Buyer of the Assets that will be operated by Buyer or its Affiliates after the Closing. To Buyer’s Knowledge, no fact or condition exists with respect to Buyer, the Assets which may cause any Governmental Body to withhold its approval of the Contemplated Transactions.
3.10    Form S-3. Parent is eligible to register the resale of the Common Units comprising the Common Unit Consideration for resale by Seller under Form S-3 promulgated under the Securities Act.
3.11    Brokers. Neither Buyer Party nor any of their Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are or will remain the sole responsibility of the Buyer Parties and their Affiliates.

3.12    Financial Ability. The Buyer Parties have sufficient cash, available lines of credit or other sources of immediately available funds to enable them to (a) deliver the amounts due at the Closing, (b) take such actions as may be required to consummate the Contemplated Transactions, and (c) timely pay and perform the Buyer Parties’ obligations under this Agreement and Buyer Parties’ Closing Documents. Buyer expressly acknowledges that the failure to have sufficient funds at Closing shall in no event be a condition to the performance of its obligations hereunder, and in no event shall the Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.
3.13    Securities Laws. The solicitation of offers and the sale of the Assets by Seller have not been registered under any securities laws. At no time have the Buyer Parties been presented with or solicited by or through any public promotion or any form of advertising in connection with the Contemplated Transactions.
3.14    Due Diligence.
(a)    Buyer acknowledges and agrees that none of Seller or any of its Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its Representatives, including any information, document or material provided or made available, or statements made, to Buyer (including its Representatives) in data rooms, management presentations or supplemental due diligence information provided to Buyer (including its Representatives) in connection with discussions or access to management of Seller or any of its Affiliates or in any other form in expectation of the transactions contemplated by this Agreement (collectively, “Due Diligence Information”).
(b)    Buyer acknowledges and agrees that (i) the Due Diligence Information includes certain projections, estimates and other forecasts, and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and Buyer is familiar with such uncertainties and (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Buyer on such projections, estimates and other forecasts and plans shall be at its sole risk; and
(c)    Buyer agrees that none of Seller or any of its Representatives shall have any liability or responsibility whatsoever to Buyer or its Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) resulting from the distribution to Buyer, or Buyer’s use of, any Due Diligence Information and BUYER HEREBY WAIVES ANY CLAIMS ARISING OUT OF ANY MATERIALS, DOCUMENTS OR OTHER INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER (WHETHER BY SELLER OR OTHERWISE), WHETHER UNDER THIS AGREEMENT, AT COMMON LAW, BY STATUTE OR OTHERWISE; PROVIDED, THAT NEITHER THE FOREGOING WAIVER, NOR ANYTHING IN THIS SECTION 3.14, SECTION 3.16 BELOW, OR ANY OTHER PROVISION OF THIS AGREEMENT, SHALL (A) LIMIT, RESTRICT, OR OTHERWISE AFFECT BUYER'S RIGHT TO RAISE TITTLE DEFECTS IN ACCORDANCE WITH THE TERMS OF ARTICLE 9 OF

THIS AGREEMENT, (B) LIMIT, RESTRICT, OR OTHERWISE AFFECT BUYER'S RIGHTS RELATING TO THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR (C) RELIEVE SELLER FROM ANY LIABILITY FOR FRAUD.
3.15    Basis of Buyer’s Decision. By reason of Buyer’s knowledge and experience in the evaluation, acquisition and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets from Seller and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence, and Seller’s representations, warranties, covenants and agreements contained in this Agreement and the Seller Closing Documents, and not on any other representations or warranties by Seller. Buyer has not relied and shall not rely on any statements by Seller or its Representatives (other than those representations, warranties, covenants and agreements of Seller contained in this Agreement and the Seller Closing Documents) in making its decision to enter into this Agreement or to close the Contemplated Transactions. Buyer understands and acknowledges that neither the SEC nor any other Governmental Body has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Buyer, and, except as set forth in Article 7, Buyer is not entitled to cancel, terminate or revoke this Agreement, whether due to the inability of Buyer to obtain financing or pay the Purchase Price, or otherwise.
3.16    Business Use, Bargaining Position. Buyer is purchasing the Assets for commercial or business use. Buyer has sufficient knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of transactions such as the Contemplated Transactions, and Buyer is not in a significantly disparate bargaining position with Seller. Buyer expressly acknowledges and recognizes that the price for which Seller has agreed to sell the Assets and perform its obligations under the terms of this Agreement has been predicated upon the inapplicability of the Texas Deceptive Trade Practices - Consumer Protection Act, V.C.T.A. BUS & COMM ANN. § 17.41 et seq. (the “DTPA”), to the extent applicable, or any similar Legal Requirement, and the waiver of the DTPA, and any similar Legal Requirement, by Buyer contained in Section 10.04. BUYER FURTHER RECOGNIZES THAT SELLER, IN DETERMINING TO PROCEED WITH ENTERING INTO THIS AGREEMENT, HAS EXPRESSLY RELIED ON THE PROVISIONS OF THIS ARTICLE 3.
3.17    Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, Threatened against Buyer or any of its Affiliates.

ARTICLE 4
COVENANTS
4.01    Access and Investigation.
(a)    Between the Execution Date and the Defect Notice Date, to the extent doing so would not violate applicable Legal Requirements, Seller’s obligations to any Third Party or other restrictions on Seller, Seller shall, upon not less than two (2) days’ prior written notice (including the names of the applicable Buyer’s Representatives) afford Buyer and its Representatives access during Seller’s regular hours of business, to Seller’s or its Affiliates’ contracts, books, records, and other documents and data related to the Assets in the possession or control of Seller or its Affiliates, except any such contracts, books and records or other documents and data that are Excluded Assets or that cannot, without unreasonable effort or expense, be separated from any contracts, books and records or other documents and data that are Excluded Assets (and upon Buyer’s request, Seller shall use reasonable efforts to obtain the consent of Third Party operators to give Buyer and its Representatives reasonable access to similar information with respect to Assets not operated by Seller or its Affiliates; provided that Seller shall not be required to make payments or undertake obligations in favor any Third Parties in order to obtain such consent); PROVIDED THAT, EXCEPT AS EXPRESSLY PROVIDED IN THE AGREEMENT OR IN THE INSTRUMENTS OF CONVEYANCE, SELLER MAKES NO REPRESENTATION OR WARRANTY, AND EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF THE DOCUMENTS, INFORMATION, BOOKS, RECORDS, FILES AND OTHER DATA THAT IT MAY PROVIDE OR DISCLOSE TO BUYER.
(b)    Notwithstanding the provisions of Section 5.01(a), Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Seller and the business of any applicable Third Parties.
(c)    Buyer acknowledges that, pursuant to its right of access to the Assets, Buyer will become privy to confidential and other information of Seller and Seller’s Affiliates and the Assets and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets); provided that such termination of the Confidentiality Agreement shall not relieve any party thereto from any liability thereunder for the breach of such agreement prior to the Execution Date.
4.02    Certain Interim Covenants. Except (x) as set forth on Schedule 4.02, (y) as required by applicable Legal Requirements, between the Execution Date and the Closing, Seller shall operate its business with respect to its ownership of the Assets in the ordinary course. Without limiting the generality of the preceding sentence, between the Execution Date and Closing (or the earlier termination of this Agreement), Seller shall:

(a)    not transfer, sell, hypothecate, abandon or otherwise dispose of any of the Assets, except as required under any Material Contracts, nor create, or all the creation of, any Encumbrance on any of the Assets (other than Permitted Encumbrances);
(b)    maintain all Permits required for ownership of the Assets in full force and effect, including filing with the appropriate Governmental Body any applications necessary for renewal of such Permits;
(c)    not execute, terminate, cancel, extend or materially amend or modify any Material Contract;
(d)    not commence, propose or agree to participate in any development operation with respect to the Assets; and
(e)    not enter into any agreement with respect to any of the foregoing.
Seller may seek Buyer’s approval to perform any action that would otherwise be restricted by this Section 4.02, and Buyer’s approval of any such action shall not be unreasonably withheld, conditioned or delayed, and shall be considered granted ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) after delivery of notice from Seller to Buyer requesting such consent unless Buyer notifies Seller to the contrary during such ten (10)-day period. Any matter approved (or deemed approved) by Buyer pursuant to this Section 4.02 that would otherwise constitute a Breach of one of Seller’s representations and warranties in Article 2 shall be deemed to be an exclusion from all representations and warranties for which it is relevant.
4.03    Amendment to Schedules and Article 3. Until the fifth (5th) Business Day before Closing: (a) Seller shall have the right (but not the obligation) to supplement the Schedules relating to the representations and warranties set forth in Article 2 with respect to any matters occurring subsequent to the Execution Date that, if existing on the Execution Date, would have been required to be set forth or described in such Schedules; and (b) Buyer shall have the right to amend the representations and warranties set forth in Article 3 with respect to any matters occurring subsequent to the Execution Date that, if existing on the Execution Date, would have been required to be disclosed in Article 3 (or a schedule thereto) in order to make accurate any representation and warranty in Article 3 related to such matters.  Except to the extent such updates by Seller are a direct result of actions taken with Buyer’s consent pursuant to Section 4.02, prior to Closing, any such supplement or amendment shall not be considered for purposes of determining if the Closing conditions have been met under Section 6.01 or Section 6.02 or for determining any remedies available under this Agreement; provided, however, that if the information contained in any addition, supplement, or amendment thereto would result in the failure of the conditions set forth in Section 6.01 or Section 6.02 to be satisfied at Closing, and the Party who could otherwise terminate this Agreement in respect of such failure elects to waive such failure and proceed with Closing, then such supplements or amendments shall be incorporated into Seller’s disclosure Schedules or the applicable section in Article 3, as applicable, and any claim related to such matters shall be deemed waived and no Party shall be entitled to make a claim thereon under this Agreement or otherwise with respect to such matters.

4.04    Consent and Waivers. Seller shall use commercially reasonable efforts to obtain, prior to the Closing, written waivers of all Preferential Purchase Rights and all Consents necessary for the transfer of the Assets to Buyer; provided that such commercially reasonable efforts will not require Seller to make any payments or incur any liability to Third Parties in order to obtain such waivers or Consents; provided, further that if Seller is unable to obtain all such waivers of Preferential Purchase Rights and Consents after using such commercially reasonable efforts, such failure to satisfy shall not constitute a breach of this Agreement. Buyer shall cooperate with Seller in seeking to obtain such Consents.
4.05    Cooperation Regarding Financial Information. During the period beginning on the Execution Date and ending on the six (6) month anniversary of the Closing Date (the “Cooperation Period”), each Seller shall reasonably cooperate with Parent and its Representatives, at Parent’s sole cost and expense, in connection with the preparation by Parent of any statements, forms, schedules, reports or other documents filed or furnished with the SEC or any other Governmental Bodies as are required of Parent (or its potential successors) under applicable Legal Requirements, which involve or otherwise incorporate the Assets. In addition, each entity comprising Seller shall deliver to Parent the unaudited statements of revenues and direct expenses for the Assets for the nine months ended September 30, 2021 as soon as reasonably practicable following Closing, but in no event later than forty five (45) days after the Closing Date. During the Cooperation Period, each Seller shall provide Parent and its Representatives reasonable access during normal business hours to such historic financial statements, records (to the extent such information is available), and personnel of each Seller and its accounting firms as Parent may reasonably request to enable Parent and its Representatives, to confirm the accuracy of any financial information provided. During the Cooperation Period, each Seller shall cause the personnel of such Seller and shall request its independent auditors, reserve engineers and other applicable consultants or service providers, to reasonably cooperate with Parent and its Representatives in the interpretation, preparation and disclosure of any such financial information in accordance with this Section 4.05. Notwithstanding anything to the contrary, such assistance shall not include any actions that such Seller reasonably believes would result in a violation of any material agreement or any confidentiality arrangement or the loss of any legal or other applicable privilege. All of the information provided by each Seller and its Affiliates pursuant to this Section 4.05 is given without any representation or warranty, express or implied, and each Seller or any of its Affiliates or its or their respective accountants shall have any liability or responsibility with respect thereto. Parent shall promptly reimburse each Seller for all third party costs and expenses incurred by such Seller and its Affiliates in compliance with this Section 4.05. Seller shall have no liability for breach of this Section 4.05 to the extent that, prior to or during the Cooperation Period, employees necessary for the activities described in this Section 4.05 leave of their own accord.
ARTICLE 5
OTHER COVENANTS
5.01    Conduct of Buyer Parties. Except (y) as required by applicable Legal Requirements and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Seller, between the Execution Date and Closing (or the earlier termination of this Agreement), Parent shall not (and shall not permit any of its subsidiaries to):
(a)    (i) repurchase, redeem or otherwise acquire any equity securities of Parent for less than fair market value or (ii) declare, set aside or pay any dividend or other distribution payable in cash, equity securities, property, rights or otherwise with respect to any equity securities of Parent (other than regular quarterly cash distributions with respect to the Common Units and quarterly cash preferred distributions with respect to Class B Units and general partner interest under the terms of Parent’s distribution policy described in the Parent SEC Documents and the Partnership Agreement);
(b)    take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Contemplated Transactions; or
(c)    agree or commit to do any of the foregoing.
5.02    Notification and Cure. Between the Execution Date and the Closing Date, Buyer Parties shall promptly notify Seller in writing and Seller shall promptly notify Buyer Parties in writing if Seller or any Buyer Party, as applicable, obtains Knowledge of any Breach, in any material respect, of the other Party’s representations and warranties or covenants as of the Execution Date, or of an occurrence after the Execution Date that would cause or constitute a Breach, in any material respect, of any such representation and warranty or covenant had such representation and warranty or covenants been made as of the time of occurrence or discovery of such fact or condition; provided, however, that a Party’s failure to provide such notice of a Breach shall not: (a) waive, alter, or diminish the rights or remedies of such Party under Article 9, or (b) give rise to an obligation to indemnify the Party in Breach under Article 9. If any of Buyer Parties’ or Seller’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Buyer Parties’ or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, and if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 8.01(d)), then such breach shall be considered not to have occurred for all purposes of this Agreement.

5.03    Filings. Promptly (but in no event later than thirty (30) days) after Closing, Buyer shall, at its sole cost and expense, make all filings with Governmental Bodies necessary to assign and transfer the Assets and title thereto and to comply with applicable Legal Requirements, and Seller shall reasonably assist Buyer with such filings. Buyer shall indemnify, defend and hold harmless Seller Group from and against any and all Damages arising out of Buyer’s holding of such title to the Assets after the Closing and prior to the securing of any necessary Consents and approvals of the Contemplated Transactions from Governmental Bodies.
5.04    Governmental Reviews. Except for the HSR Act, Seller and Buyer shall (and shall cause their respective Affiliates to), in a timely manner, make all other required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Bodies as required to consummate the Contemplated Transactions. Each Party shall, to the extent permitted pursuant to applicable Legal Requirements, cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. Buyer shall bear the cost of all filing or application fees payable to any Governmental Body with respect to the Contemplated Transactions, regardless of whether Buyer, Seller or any Affiliate of any of them is required to make the payment.

5.05    HSR Act. If applicable, within ten (10) Business Days following the execution by the Parties of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act and request early termination of the waiting period thereunder.  Buyer and Seller agree to respond promptly to any inquiries or requests for information or documentary material from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act.  Buyer and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act.  Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto.  Each of Seller and Buyer shall use its commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to satisfy the conditions to the Closing and consummate the Contemplated Transactions as promptly as practicable and in any event not later than the Outside Date, provided, however, nothing in this Agreement shall require Buyer or Seller to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of Buyer or Seller (including the Assets) or otherwise take any action that limits the freedom of action with respect to, or its ability to retain or operate any of the businesses of the Buyer or Seller or the Assets.  The filing fees associated with any such HSR Act filing shall be borne by Buyer.  Notwithstanding any provision of this Section 5.05, no Party shall be required to provide the other Party with information regarding the value of the transaction, except as necessary for completion of any HSR filing, or subject to the attorney client privilege, work product doctrine or other similar privilege.

ARTICLE 6
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
6.01    Accuracy of Representations. All of (a) Seller’s Fundamental Representations shall be true and correct in all respects as of the Execution Date, and shall be true and correct in all respects as of the Closing Date as if made on the Closing Date; and (b) Seller’s representations and warranties (other than the Fundamental Representations) set forth in Article 2 of this Agreement shall be true and correct in all respects as of the Execution Date, and shall be true and correct in all respects as of the Closing Date as if made on the Closing Date (other than any such representation and warranty that refers to a specified date, which need only be true and correct in all respects on and as of such specified date), except, in the case of clause (b), for those Breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect; provided that, for purposes of clause (b) of this Section 6.01, any Breach that would (A) cause Seller (or, immediately after Closing, Buyer) to incur Losses or (B) decrease the aggregate value of the Assets in an aggregate amount equal to or greater than twenty percent (20%) of the Measurement Amount, shall be deemed a “Material Adverse Effect”.
6.02    Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
6.03    No Orders. On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material Damages in connection therewith.
6.04    Necessary Consents and Approvals. All Consents and approvals from Governmental Bodies required for the Contemplated Transactions, except Consents and approvals of assignments by Governmental Bodies that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.
6.05    HSR Act. Any waiting period applicable to the consummation of the Contemplated Transactions under the terms of this Agreement under the HSR Act shall have expired or been terminated.
6.06    No Litigation. No Proceeding has commenced or has been threatened by any Governmental Body that could reasonably be expected to restrain, prohibit, or delay Closing beyond the Outside Date.

6.07    Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Seller under Section 1.04(a).
ARTICLE 7
CONDITIONS TO SELLER’S OBLIGATION TO CLOSE
Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):
7.01    Accuracy of Representations. All of Buyer Parties’ representations and warranties in Article 3 of this Agreement must have been true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Buyer Material Adverse Effect, true and correct in all respects) as of the Execution Date, and must be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Buyer Material Adverse Effect, true and correct in all respects) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality or Buyer Material Adverse Effect, true and correct in all respects) on and as of such specified date.
7.02    Buyer Party’s Performance. All of the covenants and obligations that Buyer Parties are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
7.03    No Orders. On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.
7.04    Necessary Consents and Approvals. All Consents and approvals from Governmental Bodies required for the Contemplated Transactions, except Consents and approvals of assignments by Governmental Bodies that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired or early termination of the waiting period shall have been granted.
7.05    HSR Act. Any waiting period applicable to the consummation of the Contemplated Transactions under the HSR Act shall have expired or been terminated.
7.06    No Litigation. No Proceeding has commenced or has been threatened by any Governmental Body that could reasonably be expected to restrain, prohibit, or delay closing beyond the Outside Date.

7.07    Listing. Parent has filed the supplemental listing application required with Nasdaq related to the issuance of the Common Units comprising the Common Unit Consideration.
7.08    Closing Deliverables. Buyer Parties shall have delivered (or be ready, willing and able to deliver at the Closing) to Seller the documents and other items required to be delivered by Buyer under Section 1.04(b).
7.09    No Buyer MAE. Since the date of this Agreement, there has been no Buyer Material Adverse Effect.
ARTICLE 8
TERMINATION
8.01    Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:
(a)    by mutual written consent of Seller and Buyer;
(b)    by Buyer, if Seller has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 5 not to be satisfied on or at any time after the Scheduled Closing Date (or, if prior to the Scheduled Closing Date, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a Breach that is capable of being cured, Seller shall have a period of twenty (20) Business Days following receipt of such notice to attempt to cure the Breach and the termination under this Section 8.01(b) shall not become effective unless Seller fails to cure such Breach prior to the end of such twenty (20) Business Day period; provided, further, if (i) Seller’s conditions to Closing have been satisfied or waived in full, (ii) Buyer is not in material Breach of the terms of this Agreement and (iii) all of Buyer’s conditions to Closing have been satisfied or waived, then the refusal or willful delay by Seller to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement;
(c)    by Seller, if Buyer has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 6 not to be satisfied on or at any time after the Scheduled Closing Date (or, if prior to the Scheduled Closing Date, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a Breach that is capable of being cured, Buyer shall have a period of twenty (20) Business Days following receipt of such notice to attempt to cure the Breach and the termination under this Section 8.01(c) shall not become effective unless Buyer fails to cure such Breach prior to the end of such twenty (20) Business Day period; provided, further, if (i) Buyer’s conditions to Closing have been satisfied or waived in full, (ii) Seller is not in material Breach of the terms of this Agreement and (iii) all of Seller’s conditions to Closing have been satisfied or waived, then the refusal or willful delay by Buyer to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement;

(d)    by either Seller or Buyer, if the Closing has not occurred on or before November 30, 2021 (the “Outside Date”), or such later date as the Parties may agree upon in writing; provided that such failure does not result individually or in the aggregate from the terminating Party’s material Breach of this Agreement;
(e)    by either Seller or Buyer, if (i) any Legal Requirement has made the consummation of the Contemplated Transactions illegal or otherwise prohibited, or (ii) a Governmental Body has issued an Order, or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions, and such Order, decree, ruling or other action has become final and nonappealable;
(f)    by either Seller or Buyer, upon written notice to the other Party, if the sum of (i) the Aggregate Title Defect Values for all Title Defects exceeding the De Minimis Title Defect Cost (without taking into account the Defect Deductible) agreed to by the Parties (or, if not agreed, as finally determined pursuant to Section 10.12 and subject to the last paragraph of this Section 8.01), plus (ii) only if Buyer is the Party providing written notice under this Section 8.01(f), the aggregate downward Purchase Price adjustments under Section 10.02, plus (iii) the aggregate downward Purchase Price adjustments under Section 10.03, exceeds twenty percent (20%) of the Measurement Amount; or
(g)    By Seller, in the event that Buyer fails to deposit the Deposit Amount in the Escrow Account within one (1) Business Day following the Execution Date in accordance with Section 1.02(b), unless and until Buyer actually deposits the Deposit Amount in the Escrow Account.
Notwithstanding any other provision herein to the contrary, if either Party notifies the other Party of its intention to terminate this Agreement in accordance with Section 8.01(f), such other Party may, prior to giving effect to Section 8.01(f), deliver an Expert Proceeding Notice to submit all unresolved disputes with respect to any Title Defects, Title Benefits, Title Defect Values, or Title Benefit Values to expert arbitration in accordance with Section 10.12; provided, further, that the Parties shall instruct the Expert to deliver a determination solely with respect to (A) the Title Defect Value(s) attributable to all disputed Title Defects and/or (B) the Title Benefit Value(s) attributable to all disputed Title Benefits, as applicable within fifteen (15) Business Days of the appointment of such Expert. For the avoidance of doubt, if a Party elects to initiate arbitration as provided herein, neither Party may terminate this Agreement pursuant to Section 8.01(d) until final resolution of such arbitration.
8.02    Effect of Termination; Distribution of the Deposit Amount.

(a)    If this Agreement is terminated pursuant to Section 8.01, all further obligations of the Parties under this Agreement shall terminate; provided that (i) such termination shall not impair nor restrict the rights of either Party against the other with respect to the Deposit Amount pursuant to Section 8.02(a), (ii) except to the extent either Party has received the Deposit Amount (or, with respect to Buyer, damages in an amount up to the Deposit Amount) as liquidated damages pursuant to Section 8.02(b), the termination of this Agreement shall not relieve any Party from liability for any failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing, and (iii) the following provisions shall survive the termination: Sections 8.02, 9.03(c), 9.06, 9.07, 9.10, 9.11, 9.12, Article 11 (other than Section 11.01), Appendix I and any such terms as set forth in this Agreement that are necessary to give context to any of the foregoing surviving Sections.
(b)    Notwithstanding anything to the contrary in Section 8.02(a):
(i)    If Seller has the right to terminate this Agreement (A) pursuant to Section 8.01(c) or (B) pursuant to Section 8.01(d), if at such time Seller could have terminated this Agreement pursuant to Section 8.01(c) (without regard to any cure periods contemplated therein), then, in either case, Seller shall have the right, at its sole discretion, to either (1) enforce specific performance by Buyer of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount will be applied as called for in this Agreement, or, (2) if Seller does not seek or successfully enforce specific performance, terminate this Agreement and receive the Deposit Amount as liquidated damages (and not as a penalty) free and clear of any claims by Buyer hereunder, in addition to any other remedy to which Seller may be entitled at law or in equity. If Seller elects to terminate this Agreement pursuant to this Section 8.02(b)(i) and receive the Deposit Amount as liquidated damages, (x) the Parties shall, within two (2) Business Days of Seller’s election, execute and deliver (or cause to be delivered) to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller and (y) Seller shall be free to enjoy immediately all rights of ownership of the Assets, and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement. In the event Seller elects the remedy set forth in Section 8.02(b)(i)(2), Seller and Buyer acknowledge and agree that (I) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (II) the Deposit Amount is a fair and reasonable estimate by the Parties of such aggregate actual damages of Seller, and (III) such liquidated damages do not constitute a penalty.
(ii)    If Buyer has the right to terminate this Agreement (A) pursuant to Section 8.01(b) or (B) pursuant to Section 8.01(d), if at such time Buyer could have terminated this Agreement pursuant to Section 8.01(b) (without regard to any cure periods contemplated therein), then, in either case, Buyer shall have the right, at its sole discretion, to either (1) enforce specific performance by Seller of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary Damages, in which event the Deposit Amount will be applied as called for in this Agreement, or (2) if Buyer does not seek and successfully enforce specific performance, terminate this Agreement and (in addition to receiving back the Deposit Amount) seek to recover its actual, direct Damages from Seller, including but not limited to Buyer’s actual, out-of-pocket expenses in connection with this Agreement, but in no case in an amount exceeding the

Deposit Amount. If Buyer elects to terminate this Agreement pursuant to this Section 8.02(b)(ii), (x) the Parties shall, within two (2) Business Days of Buyer’s election, execute and deliver (or cause to be delivered) to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer and (y) Seller shall be free to enjoy immediately all rights of ownership of the Assets, and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(c)    If this Agreement is terminated by either Buyer or Seller pursuant to Section 8.01 for any reason other than as described in Section 8.02(b), then, the Parties shall, within two (2) Business Days of such termination, execute and deliver (or cause to be delivered) to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer (free and clear of any claims by Seller thereon).
8.03    Return of Records Upon Termination. Upon termination of this Agreement, (a) Buyer shall promptly return to Seller or destroy (at Seller’s option) all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Seller to Buyer in connection with its due diligence investigation of the Assets and (b) an officer of Buyer shall certify Buyer’s compliance with the preceding clause (a) to Seller in writing.
ARTICLE 9
INDEMNIFICATION; REMEDIES
9.01    Survival. The survival periods for the various representations, warranties, covenants and agreements contained in this Agreement shall be as follows: (a) the Fundamental Representations and the representations and warranties set forth in Section 2.04, and the covenants and agreements with respect to Taxes contained in Sections 1.07(b) and 11.02(b)-(f) shall survive for the applicable statute of limitations plus thirty (30) days; (b) the covenants and agreements of Seller and Buyer required to be performed after Closing shall survive until the completion, satisfaction or waiver of such covenants or agreements, (c) all of Buyer’s representations and warranties shall survive indefinitely, and (d) all other representations, warranties, covenants and agreements of Seller shall survive for twelve (12) months after Closing. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted in writing pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date. The indemnities in Sections 9.02(a), 9.02(b), 9.03(a) and 9.03(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying Person on or before such termination date. The indemnities in Section 9.02(c) shall survive for twelve (12) months following the Closing Date. The indemnity in Section 9.02(d) shall survive for the applicable statute of limitations plus thirty (30) days. All other indemnities, and all other provisions of this Agreement, shall survive the Closing without time limit except as may otherwise be expressly provided in this Agreement.

9.02    Indemnification and Payment of Damages by Seller. Except as otherwise limited in this Article 8, from and after the Closing, each entity comprising Seller shall, severally as to itself but not jointly, retain, defend, release, indemnify and hold harmless Buyer Group from and against, and shall pay to the Buyer Group the amount of, any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights under this Agreement arising from, based upon, related to or associated with:
(a)    any Breach of any representation or warranty made by Seller in this Agreement, or in any certificate delivered by Seller pursuant to this Agreement, other than any representation, warranty or any certificate relating to Tax pursuant Section 2.04, which shall be governed by Section 9.02(d) below;
(b)    any Breach by Seller of any covenant, obligation or agreement of such Person in this Agreement, other than any covenant, obligation, or agreement relating to Tax pursuant to Section 1.07(b) and Sections 11.02(b) - (f), which shall be governed by Section 9.02(d) below;
(c)    the Retained Liabilities; and
(d)    Seller Taxes.
Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the remedies provided in this Article 9 and Article 10, along with the special warranty of Defensible Title set forth in the Instruments of Conveyance, are Buyer Group’s exclusive legal remedies against Seller with respect to this Agreement and the Contemplated Transactions, including Breaches of the representations, warranties, covenants, obligations and agreements of the Parties contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations and agreements contained in the certificate delivered by Seller at Closing pursuant to Section 1.04, and BUYER RELEASES SELLER GROUP FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, PROCEEDINGS OR OTHER LEGAL RIGHTS AND REMEDIES OF BUYER GROUP, KNOWN OR UNKNOWN, WHICH BUYER MIGHT NOW OR SUBSEQUENTLY HAVE, BASED ON, RELATING TO OR IN ANY WAY ARISING OUT OF THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS, THE OWNERSHIP, USE OR OPERATION OF THE ASSETS PRIOR TO THE CLOSING OR THE CONDITION, QUALITY , STATUS OR NATURE OF THE ASSETS PRIOR TO THE CLOSING, INCLUDING ANY AND ALL CLAIMS RELATED TO ENVIRONMENTAL MATTERS OR LIABILITY OR VIOLATIONS OF ENVIRONMENTAL LAWS AND INCLUDING RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION AND RIGHTS UNDER INSURANCE MAINTAINED BY SELLER OR ANY OF SELLER'S AFFILIATES.

9.03    Indemnification and Payment of Damages by Buyer. Except as otherwise limited in this Article 9 and Article 10, from and after the Closing, Buyer shall assume, be responsible for, pay on a current basis and shall defend, release, indemnify and hold harmless Seller Group from and against, and shall pay to Seller Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights under this Agreement arising from, based upon, related to or associated with:
(a)    any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;
(b)    any Breach by Buyer of any covenant, obligation or agreement of Buyer in this Agreement;
(c)    any Damages arising out of or relating to any site visits, access to or inspection of the Assets by or on behalf of Buyer and any contracts, books and records and other documents and data relating thereto prior to the Closing, including pursuant to Buyer’s title inspections and other investigations as provided for in Section 10.01, including Damages attributable to personal injury, illness or death, or property damage, EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER GROUP, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER GROUP.
(d)    Transfer Taxes; and
(e)    the Assumed Liabilities.
Buyer shall have no obligation to indemnify any of the Seller Group for any Damages for which Seller is obligated to indemnify Buyer Group pursuant to Section 9.02.
9.04    Indemnity Net of Insurance. The amount of any Damages for which an indemnified Party is entitled to indemnity under this Article 9 shall be reduced by the amount of insurance or indemnification proceeds realized by the indemnified Party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten, or indemnity granted, by the indemnified Party or its Affiliates).
9.05    Limitations on Liability. For the purposes of determining whether Seller is obligated to provide indemnification under Section 9.02(a), any qualifiers as to materiality or Material Adverse Effect set forth in such representation or warranty herein shall be disregarded. Except with respect to the Fundamental Representations, if the Closing occurs, Seller shall not have any liability for any indemnification under Section 9.02(a): (a) for any Damages with respect to any occurrence, claim, award or judgment that do not individually exceed Seventy Five Thousand Dollars ($75,000) net to Seller’s interest (the “Individual Claim Threshold”); or (b) unless and until the aggregate Damages for which claim notices for claims meeting the Individual Claim Threshold are delivered by Buyer exceed one and a half percent (1.5%) of the Measurement Amount, and then only to the extent such Damages exceed one and a half percent (1.5%) of the Measurement Amount. Except with respect to the Fundamental Representations, in no event will Seller be liable for Damages indemnified under Section 9.02(a) to the extent such damages, exceed twenty percent (20%) of the Measurement Amount. Notwithstanding anything in this Agreement to the contrary, in no event will Seller’s aggregate liability under this Agreement exceed one hundred percent (100%) of the Purchase Price.
9.06    Procedure for Indemnification – Third Party Claims.
(a)    Promptly after receipt by an indemnified Party under Sections 9.02(a) or 9.03 of a Third Party claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying Party under such Section, give written notice to the indemnifying Party of the commencement of such claim or Proceeding, together with a claim for indemnification pursuant to this Article 8. The failure of any indemnified party to give notice of a Third Party claim or Proceeding as provided in this Section 9.06 shall not relieve the indemnifying Party of its obligations under this Article 9, except to the extent such failure results in insufficient time being available to permit the indemnifying Party to effectively defend against the Third Party claim or participate in the Proceeding or otherwise prejudices the indemnifying Party’s ability to defend against the Third Party claim or participate in the Proceeding.
(b)    If any Proceeding referred to in Section 9.06(a) is brought against an indemnified party and the indemnified party gives notice to the indemnifying Party of the commencement of such Proceeding, the indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying Party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying Party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying Party to the indemnified party of the indemnifying Party’s election to assume the defense of such Proceeding, the indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If reasonably requested by the indemnifying Party, the indemnified Party agrees to cooperate in contesting any Proceeding which the indemnifying Party elects to contest (at the expense of the indemnifying Party); provided that the indemnified Party shall not be required to pursue any cross-claim or counter-claim. Notwithstanding anything to the contrary in this Agreement, the indemnifying Party shall not be entitled to assume or continue control of the defense of any such Proceeding if (A) such Proceeding relates to or arises in connection with any criminal proceeding, (B) such Proceeding seeks an injunction or equitable relief against any indemnified Party, (C) such Proceeding has or would reasonably be expected to result in Damages in excess of the applicable amount set forth in Section 9.05 (e.g., twenty percent (20%) of the Measurement Amount) or (D) the indemnifying Party has failed or is failing to defend in good faith such Proceeding. If the indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such Third Party claims or Proceedings may be effected by the indemnifying Party without the indemnified party’s prior written consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Third Party claims that may be made against the indemnified party, (B) the sole relief provided is monetary damages that are paid in full by the indemnifying Party and (C) the indemnified party shall have no liability with respect to any compromise or settlement of such Third Party claims or Proceedings effected without its consent.
9.07    Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third Party claim may be asserted by written notice to the Party from whom indemnification is sought.
9.08    Indemnification of Group Members. The indemnities in favor of Buyer and Seller provided in Section 9.02 and Section 9.03, respectively, shall be for the benefit of and extend to such Party’s present and former Group members. Any claim for indemnity under this Article 9 by any Group member other than Buyer or Seller must be brought and administered by the relevant Party to this Agreement. No indemnified party other than Buyer and Seller shall have any rights against either Seller or Buyer under the terms of this Article 9 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 9.08. Each of Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other indemnified party affiliated with it in its sole discretion and shall have no liability to any such other indemnified party for any action or inaction under this Section.
9.09    Extent of Representations and Warranties.

(a)    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE INSTRUMENTS OF CONVEYANCE, SELLER MAKES NO REPRESENTATION OR WARRANTIES WHATSOEVER, AND DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES BY ANY AFFILIATES OR REPRESENTATIVES OF SELLER OR BY ANY INVESTMENT BANK OR INVESTMENT BANKING FIRM, ANY PETROLEUM ENGINEER OR ENGINEERING FIRM, SELLER'S COUNSEL OR ANY OTHER AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE INSTRUMENTS OF CONVEYANCE, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (A) THE TITLE TO ANY OF THE ASSETS, (B) THE CONDITION OF THE ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), IT BEING DISTINCTLY UNDERSTOOD THAT THE ASSETS ARE BEING SOLD "AS IS," "WHERE IS," AND "WITH ALL FAULTS AS TO ALL MATTERS," (C) ANY

INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, (D) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER (INCLUDING THE EXISTENCE OR EXTENT OF HYDROCARBONS OR THE MINERAL RESERVES, THE RECOVERABILITY OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS AND THE ABILITY TO SELL HYDROCARBON PRODUCTION AFTER THE CLOSING), (E) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ASSETS, AND (F) THE PRESENCE OR ABSENCE OF ASBESTOS, NORM, OR OTHER WASTES OR HAZARDOUS MATERIALS IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREA WHERE THE ASSETS ARE LOCATED.
(b)    Without limiting any rights expressly provided for in this Agreement, Buyer acknowledges and affirms that it has made its own independent investigation, analysis and evaluation of the Contemplated Transactions, the Assets (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental, health or safety risks associated with the acquisition of the Assets). Buyer acknowledges that in entering into this Agreement, it has relied on the aforementioned investigation and the express representations and warranties of Seller contained in this Agreement and the Seller Closing Documents. Buyer irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any Proceeding of any kind against Seller or its Affiliates, alleging facts contrary to the foregoing acknowledgment and affirmation.
9.10    Compliance With Express Negligence Test. The Parties agree that any indemnity, defense and/or release obligation arising under this Agreement shall apply without regard to the negligence, strict liability or other fault of the indemnified party, whether active, passive, joint, concurrent, comparative, contributory or sole, or any pre-existing condition, any breach of contract or breach of warranty, or violation of any legal requirement, except to the extent such damages were occasioned by the gross negligence or willful misconduct of the indemnified party or any group member thereof, it being the Parties’ intention that Damages to the extent arising from the gross negligence or willful misconduct of the indemnified party or any Group member thereof not be covered by the release, defense or indemnity obligations in this Agreement. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.
9.11    Limitations of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL SELLER OR BUYER EVER BE LIABLE FOR, AND EACH PARTY RELEASES THE OTHER FROM, ANY SPECIAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES OR CLAIMS RELATING TO OR ARISING OUT OF THE CONTEMPLATED TRANSACTIONS OR THIS AGREEMENT; PROVIDED, HOWEVER, THAT ANY SPECIAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES RECOVERED BY A THIRD PARTY (INCLUDING A GOVERNMENTAL BODY, BUT EXCLUDING ANY

AFFILIATE OF ANY GROUP MEMBER) AGAINST A PERSON ENTITLED TO INDEMNITY PURSUANT TO THIS ARTICLE 9 SHALL BE INCLUDED IN THE DAMAGES RECOVERABLE UNDER SUCH INDEMNITY. NOTWITHSTANDING THE FOREGOING, LOST PROFITS SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY UNDER THIS AGREEMENT TO THE EXTENT CONSTITUTING DIRECT DAMAGES.
9.12    No Duplication. Any liability for indemnification in this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant, obligation or agreement in this Agreement. Neither Buyer nor Seller shall be liable for indemnification with respect to any Damages based on any sets of facts to the extent the Purchase Price is being or has been adjusted pursuant to Section 1.05 by reason of the same set of facts.
9.13    Disclaimer of Application of Anti-Indemnity Statutes. Seller and Buyer acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the Contemplated Transactions.
9.14    Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for Breach of any representation, warranty, covenant or agreement contained in this Agreement or for any other claim arising in connection with or with respect to the Contemplated Transactions. As the payment of money shall be adequate compensation, following Closing, Seller and Buyer waive any right to rescind this Agreement or any of the transactions contemplated by this Agreement.
ARTICLE 10
TITLE MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS
10.01    Title Examination and Access. Beginning on the Execution Date and ending at 5:00 p.m. Central Time on the Defect Notice Date, Buyer may make or cause to be made at its expense such examination as it may reasonably desire of Seller’s title to the Assets, for the purposes expressly set forth in this Article 10. For such purposes, Seller shall give to Buyer and its Representatives access during Seller’s regular hours of business to originals or, in Seller’s sole discretion, copies (which copies may, at Seller’s sole discretion, be in electronic format), of all of the files, records, contracts, correspondence, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files, title records, ownership maps, surveys, and any other information, data, records, and files that Seller has relating to the title to the Assets, the past or present operation thereof, and the marketing of production therefrom, except for any of the foregoing that are Excluded Assets or that cannot, without unreasonable effort or expense, be separated from any Excluded Assets (and upon Buyer’s request, Seller shall use reasonable efforts to obtain the Consent of Third Party operators to give Buyer and its Representatives reasonable access to similar information with respect to Assets not operated by Seller or its Affiliates. Buyer’s access under this Section 10.01 shall be in accordance with and subject to the limitations in Section 4.01.

10.02    Preferential Purchase Rights. No later than ten (10) Business Days after the Execution Date (and, with respect to any Preferential Purchase Right that is not set forth on Schedule 2.10 but is discovered by either Party after the Execution Date and before the Closing Date, within five (5) Business Days of the discovery thereof), Seller shall provide all notices necessary to comply with or obtain the waiver of all Preferential Purchase Rights which are applicable to the Contemplated Transactions prior to the Closing Date and in compliance with Section 4.04. To the extent any such Preferential Purchase Rights are exercised by any holders thereof, then the Asset(s) subject to such Preferential Purchase Rights shall not be sold to Buyer and shall be excluded from the Assets and sale under this Agreement and shall be considered Retained Assets. The Purchase Price shall be adjusted downward by the Allocated Value of the Asset(s) so retained. On the Closing Date, if the time period for exercising any Preferential Purchase Right has not expired, but no notice of waiver (nor of the exercise of such Preferential Purchase Right) has been received from the holder thereof, then the Asset(s) subject to such Preferential Purchase Right shall not be included in the Closing, and the Purchase Price shall be adjusted downward by the Allocated Value of the affected Assets. If (a) any holder of a Preferential Purchase Right (i) waives its Preferential Purchase Right after the Closing, or (ii) initially elects to exercise that Preferential Purchase Right, but after the Closing Date, refuses to consummate the purchase of the affected Asset(s) or (b) the time for exercising a Preferential Purchase Right expires without exercise by the holder following the Closing, then, in each case, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase such Asset(s) for the Allocated Value thereof (subject to the adjustments pursuant to Section 1.05), the closing of such transaction shall take place on a date designated by Seller not more than one hundred eighty (180) days after the Closing Date, and such Asset(s) shall be conveyed via an assignment, bill of sale and special warranty deed in substantially the form of Exhibit B-1 attached to this Agreement. If such holder’s refusal to consummate the purchase of the affected Asset(s) occurs prior to the Closing Date, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase the affected Asset(s) at the Closing in accordance with the terms of this Agreement.

10.03    Consents. No later than ten (10) days after the Execution Date (and, with respect to any Consent that is not set forth on Schedule 2.10, but is discovered by either Party after the Execution Date and before the Closing Date, within five (5) Business Days of the discovery thereof), Seller shall initiate all procedures required to comply with or obtain all Consents required for the transfer of the Assets to Buyer in accordance with Section 4.04. Seller shall notify Buyer two (2) Business Days prior to Closing of all Consents that have not been granted (either through an affirmative denial or through Seller not receiving a response from the holder of the applicable Consent) and the applicable Asset(s) to which such Consent(s) pertain.
(a)    If Seller fails to obtain any Consent necessary for the transfer of any Asset to Buyer, Seller’s failure shall be handled as follows:
(i)    If the Consent is a not a Required Consent, and such Consent is not denied in writing, then the affected Assets shall nevertheless be conveyed at the Closing. Any Damages that arise due to the failure to obtain such Consent shall be borne by Buyer, and Buyer shall defend, release, indemnify and hold harmless Seller Group from and against the same.
(ii)    If the Consent is not a Required Consent, but such Consent is denied in writing:
(A)    Seller shall promptly notify Buyer and provide Buyer with a copy of such written denial, along with written notice as to whether Seller elects to convey the affected Assets at the Closing, and if Seller so elects, any Damages that arise due to the failure to obtain such Consent shall be borne by Seller, and Seller shall defend, release, indemnify and hold harmless Buyer Group from and against the same.
(B)    If Seller elects in such notice not to convey the affected Assets at the Closing, Buyer shall then have the option to elect in writing to have the affected Assets conveyed at the Closing, in which event any Damages that arise due to the failure to obtain such Consent shall be borne by Buyer, and Buyer shall defend, release, indemnify and hold harmless Seller Group from and against the same.
(iii)    If the Consent is a Required Consent, then unless such Consent is waived in writing by Buyer (in which case any Damages that arise due to the failure to obtain such Consent shall be borne by Buyer, and Buyer shall defend, release, indemnify and hold harmless Seller Group from and against the same), the Purchase Price shall be adjusted downward by the Allocated Value of the affected Assets, and the affected Assets shall be treated as Retained Assets.
(b)    Notwithstanding the provisions of Section 10.03(a), if Seller obtains a Required Consent described in Section 10.03(a)(ii) within one hundred eighty (180) days after the Closing, then Seller shall promptly deliver conveyances of the affected Asset(s) to Buyer and Buyer shall pay to Seller an amount equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Seller (subject to the adjustments set forth in Section 1.05).
10.04    Special Warranty. The Instruments of Conveyance will contain a special warranty of Defensible Title whereby Seller shall warrant and defend Defensible Title to the Assets unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller or any of its Affiliates but not otherwise, subject, however, to the Permitted Encumbrances. The special warranty of Defensible Title contained in the Instruments of Conveyance shall constitute a special warranty of title by, through and under Seller or any of its Affiliates under the applicable laws of the State of Texas. No later than 5:00 p.m. Central Time on the date that is three (3) years after the Closing Date, Buyer may furnish Seller written notice setting forth any matters which Buyer asserts as a breach of the special warranty of Defensible Title set forth in the Instruments of Conveyance. Seller shall have a reasonable opportunity, but not the obligation, to cure any alleged breach of such special warranty of Defensible Title prior to the date that is ninety (90) days after Buyer provides written notice of such alleged breach to Seller. Buyer shall be deemed to have waived all breaches of

Seller’s special warranty of Defensible Title set forth in the Instruments of Conveyance for which Seller has not received on or before the date three (3) years after the Closing Date a written notice thereof.
10.05    Title Defects. Buyer shall notify Seller of Title Defects (“Title Defect Notice(s)”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on September 20, 2021 (the “Defect Notice Date”). To give Seller an opportunity to commence reviewing and curing alleged Title Defects asserted by Buyer, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each two (2)-calendar week period between the Execution Date and the Defect Notice Date, written notice of all alleged Title Defects discovered by Buyer during such two (2) calendar-week period, which notice may be preliminary in nature and supplemented prior to the Defect Notice Date (provided that failure to deliver any such preliminary notice shall not be deemed to waive Buyer’s right to assert a Title Defect on or before the Defect Notice Date). To be effective, each Title Defect Notice shall be in writing and include (a) a description of the alleged Title Defect and the Asset(s) affected by such alleged Title Defect (each, a “Title Defect Property”), (b) the Allocated Value of each Title Defect Property, (c) supporting documents reasonably available to Buyer and reasonably necessary for Seller to verify the existence of the alleged Title Defect, and (d) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect (the “Title Defect Value”), including the computations upon which Buyer’s belief is based. Notwithstanding anything in this Agreement to the contrary, except pursuant to the special warranty of Defensible Title set forth in the Instruments of Conveyance, Buyer forever waives, and Seller shall have no liability for, Title Defects not asserted by a Title Defect Notice meeting all of the requirements set forth in the second preceding sentence (or, in the case of only clause (c) of such sentence, substantially meeting such requirement) on or before the Defect Notice Date.
10.06    Title Defect Value. The Title Defect Value shall be determined pursuant to the following terms and conditions, where applicable:
(a)    if Buyer and Seller agree in writing on the Title Defect Value, then that amount shall be the Title Defect Value;
(b)    if the Title Defect is an Encumbrance that is liquidated in amount, then the Title Defect Value shall be the amount reasonably necessary to remove such Encumbrance;
(c)    if the Title Defect represents a discrepancy between (A) the actual Net Revenue Interest for any Well and (B) the Net Revenue Interest set forth on Schedule 1.07 for such Well (the “Scheduled NRI”), then the Title Defect Value shall be the product of (x) the Allocated Value of such Well, multiplied by (y) a fraction (1) the numerator of which is the absolute value of the amount of such discrepancy and (2) the denominator of which is the Scheduled NRI; provided that if the Title Defect does not affect the Well throughout its entire productive life, the Title Defect Value determined pursuant to this Section 10.06(c) shall be reduced to take into account the applicable time period only;

(d)    if the Title Defect represents a discrepancy (the amount of such discrepancy, the “Deficiency Acres” for such Title Defect) between (A) the actual aggregate number of Net Royalty Acres covered by a Title Defect Property and (B) the number of Net Royalty Acres set forth on Schedule 1.07 for such Title Defect Property (the “Scheduled NRA”), then the Title Defect Value shall be the product of (x) the Allocated Value for such Title Defect Property, multiplied by (y) a fraction, (1) the numerator of which is the absolute value of the amount of such discrepancy and (2) the denominator of which is the Scheduled NRA and (y) the actual Net Royalty Acres held by Seller for such Title Defect Property, and the denominator of which is the Scheduled NRA; provided that, if a Title Defect results in a discrepancy as to some, but not all of the Target Formation, the Title Defect Value for such Title Defect shall be determined by taking into account the partiality of such Title Defect;
(e)    if the Title Defect represents an obligation, encumbrance upon or other defect in title of a type not described above, the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Property, the portion of the Property (including the depths) affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Property, and such other reasonable factors as are necessary to make a proper evaluation;
In no event, however, shall the total of the Title Defect Values related to a particular Asset exceed the Allocated Value of such Asset.  The Title Defect Value with respect to a Title Defect shall be determined without any duplication of any costs or losses included in any other Title Defect Value hereunder, or for which Buyer otherwise receives credit in the calculation of the Purchase Price.
10.07    Seller’s Cure or Contest of Title Defects. Seller may contest any asserted Title Defect or Buyer’s good faith estimate of the Title Defect Value as described in Section 10.07(b) and may seek to cure any asserted Title Defect as described in Section 10.07(a).
(a)    Seller, at its sole cost, risk, and expense, shall have the right to cure any Title Defect on or before the date that is ninety (90) days following the Closing Date or, if later, after the applicable Expert Decision date (the “Defect Cure Period”) by giving written notice to Buyer of such election prior to the Closing Date. If Seller elects to cure and actually cures the Title Defect (“Cure”) prior to the Closing, then the Asset affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Purchase Price adjustment will be made for such Title Defect. Subject to Seller’s continuing right to cure, or dispute the existence of a Title Defect or the Title Defect Value asserted with respect thereto, in the event that any Title Defect is not waived in writing by Buyer or Cured prior to Closing, then Seller shall elect, at its sole option, to:
(i)    convey the affected Asset to Buyer at Closing and reduce the Cash Purchase Price payable to Seller at Closing by an amount equal to the Title Defect Value set forth in the Title Defect Notice for such Title Defect. If Seller elects and timely exercises its Cure right prior to Closing with respect to such affected Asset, then such portion of the Cash Purchase Price (for each such Title Defect, the “Title

Escrow Amount”) shall be deposited into the Escrow Account by Buyer at Closing; provided, however, that (Y) if Seller fails to Cure such Title Defect prior to the expiration of the Defect Cure Period, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the applicable portion of the Title Escrow Amount attributable to such Title Defect to Buyer or (Z) if Seller Cures such Title Defect prior to the expiration of the Defect Cure Period, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the applicable portion of the Title Escrow Amount attributable to such Title Defect to Seller.
(ii)    if Buyer’s asserted Title Defect Value for an asserted Title Defect equals or exceeds one hundred percent (100%) of the Allocated Value of the applicable Title Defect Property, exclude at Closing such Title Defect Property (which will become a Retained Asset) and reduce the Purchase Price by the Allocated Value of such Retained Assets; or
(iii)    if and only if Buyer agrees to this remedy in its sole discretion, indemnify Buyer against all Damages (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer.
(b)    Seller and Buyer shall in good faith attempt to agree on the existence (or Cure) and Title Defect Value for all Title Defects. Representatives of the Parties, knowledgeable in title matters, shall meet for this purpose. A Party may at any time prior to the final resolution of the applicable Title Defect or Cure thereof under this Agreement submit any disputed Title Defect, Title Defect Value or Cure to arbitration in accordance with the procedures set forth in Section 10.12. If a contested Title Defect, Title Defect Value, or Cure cannot be resolved prior to Closing, except as otherwise provided in this Agreement and subject to Seller’s continuing right to exclude applicable Title Defect Properties pursuant to Section 10.07(a)(ii) if an Expert Decision would trigger such right, (i) the applicable Title Defect Property shall nevertheless be conveyed to Buyer at the Closing, (ii) the Title Escrow Amount with respect to such contested Title Defect (in an amount equal to the Title Defect Value as included in the applicable Title Defect Notice) shall be deposited into the Escrow Account at Closing pending final resolution of such Title Defect or Title Defect Value, and (iii) within two (2) Business Days following final resolution of such Disputed Matter in accordance with Section 10.12, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the applicable portion of the Title Escrow Amount so determined to be owed to either Party with respect to such Disputed Matter to Seller or Buyer, as applicable.
10.08    Limitations on Adjustments for Title Defects. Notwithstanding the provisions of Sections 10.05, 10.06 and 10.07, no adjustment to the Purchase Price payable to Seller at Closing or other remedy set forth in Sections 10.05, 10.06 or 10.07 shall be made or available unless and until the sum of the aggregate Title Defect Values of all uncured Title Defects (after taking into account any offsetting Title Benefit Values) (the “Aggregate Title Defect Value”) exceeds the Defect Deductible, which such Purchase Price adjustments shall be in the amount of such excess above the Defect Deductible. In addition, if the Title Defect Value or Title Benefit Value for any single Title Defect or Title Benefit, as applicable, affecting a single Title Defect Property or Title Benefit Value, as applicable, is less than the De Minimis Title Defect Cost, no adjustment to the Purchase Price for such Title Defect Value or Title Benefit Value or other remedy set forth in Sections 10.05, 10.06, 10.07, 10.08 or 10.09 shall be made or available for such Title Defect or Title Benefit and such value shall not be considered in calculating the Aggregate Title Defect Value or Title Benefit Value, as applicable; provided, however, this sentence shall not apply to any Title Benefits with respect to any Fee Minerals.
10.09    Title Benefits.
(a)    If Seller discovers any Title Benefit, then Seller shall, from time to time and without limitation, have the right, but not the obligation, to give Buyer written notice (a “Title Benefit Notice”) promptly after the discovery thereof, but not later than 5:00 p.m. Central Time on the Defect Notice Date. To give Buyer an opportunity to commence reviewing and evaluating alleged Title Benefits asserted by Seller, Seller agrees to use reasonable efforts to give Buyer, on or before the end of each two (2)-calendar week period between the Execution Date and the Defect Notice Date, written notice of all alleged Title Benefits discovered by Seller during such two (2) calendar-week period, which notice may be preliminary in nature and supplemented prior to the Defect Notice Date (provided that failure to deliver any such preliminary notice shall not be deemed to waive Seller’s right to assert a Title Benefit on or before the Defect Notice Date). To be effective, each Title Benefit Notice shall be in writing and include (i) a description of the alleged Title Benefit and the Asset or portion thereof affected by such alleged Title Benefit (each, a “Title Benefit Property”), (ii) the Allocated Value of each Title Benefit Property, (iii) supporting documents reasonably necessary for Buyer to verify the existence of the alleged Title Benefit, and (iv) the amount by which Seller reasonably believes the Allocated Value of each Title Benefit Property is increased by such alleged Title Benefit (the “Title Benefit Value”), including the computations upon which Seller’s belief is based. Notwithstanding anything in this Agreement to the contrary, Seller forever waives, and Buyer shall have no liability for, Title Benefits not asserted by a Title Benefit Notice meeting all of the requirements set forth in the second preceding sentence (or, in the case of only clause (iii) of such sentence, substantially meeting such requirement) on or before the Defect Notice Date. Buyer has the right, but not the obligation, to deliver Seller a similar notice on or before the expiration of the Defect Notice Date with respect to each Title Benefit discovered by Buyer or its Representatives. The Title Benefit Value of any Title Benefit shall be determined and agreed to by the Parties as soon as practicable and in a manner similar to that used to determine Title Defect Values pursuant to Section 10.06.
(b)    Seller and Buyer shall attempt in good faith to agree on the existence and Title Benefit Value for all Title Benefits on or before the end of the Defect Cure Period. If Buyer agrees with the existence of the Title Benefit and Seller’s good faith estimate of the Title Benefit Value, then the Aggregate Title Defect Value shall be offset by the amount of the Title Benefit Value. If the Parties cannot reach agreement by the end of the Defect Cure Period, the Title Benefit or the Title Benefit Value in dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 10.12. Notwithstanding the foregoing, the Parties agree and acknowledge that there shall be no upward adjustment to the Purchase Price for any Title Benefit. If a contested Title Benefit cannot be resolved prior to the Closing, Seller shall convey the affected Asset to Buyer and Buyer shall pay for the Asset at the Closing in accordance with this Agreement as though such Title Benefit exists; provided, however, if a dispute regarding such Title Benefit is resolved in accordance with Section 10.12 and results in a determination that such Title Benefit does not exist, then the Aggregate Title Defect Value shall be adjusted upward by the Title Benefit Value as determined in such contest (which adjustment shall be made on the Final Settlement Statement).
10.10    Exclusive Remedies. Except for the special warranty of Defensible Title in the Instruments of Conveyance, and without limiting Buyer’s remedies for Title Defects set forth in this Article 10, Seller makes no warranty or representation, express, implied, statutory or otherwise with respect to Seller’s title to any of the Assets. Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Properties (a) before Closing, shall be as set forth in this Article 9 and (b) after Closing, shall be pursuant to the special warranty of Defensible Title in the Instruments of Conveyance. Buyer shall not be entitled to protection under Seller’s special warranty of Defensible Title in the Instruments of Conveyance against any Title Defect reported by Buyer under Section 10.05.
10.11    Casualty Loss and Condemnation. If, after the Execution Date but prior to Closing Date, any portion of the Assets is destroyed by fire or other casualty (not including normal wear and tear, downhole mechanical failure or reservoir changes) or if any portion of the Properties are taken by condemnation or under the right of eminent domain (a “Casualty Loss”), this Agreement shall remain in full force and effect, Buyer shall nevertheless be required to close the Contemplated Transactions and, at Closing, Seller shall (a) assign the Assets affected by such Casualty Loss to Buyer in their condition after such Casualty Loss, (b) pay to Buyer all sums actually paid to Seller by Third Parties by reason of any Casualty Loss insofar as with respect to the Assets and (c) assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s or its Affiliates’ right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties arising out of such Casualty Loss insofar as with respect to the Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, interest and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such Casualty Loss or pursuing or asserting any such insurance claims. Seller shall have no other liability or responsibility to Buyer with respect to a Casualty Loss, even if such Casualty Loss shall have resulted from or shall have arisen out of the sole or concurrent negligence, fault, or violation of a Legal Requirement of Seller or any member of Seller Group.

10.12    Expert Proceedings.
(a)    Each matter referred to in this Section 10.12 (a “Disputed Matter”) shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent that such rules do not conflict with the terms of this Section 10.12. Any notice from one Party to the other referring a dispute to this Section 10.12 shall be referred to in this Agreement as an “Expert Proceeding Notice”. All disputes relating to Title Defects and the existence or Cure thereof, Title Defect Values, Title Benefits, and Title Benefit Values shall be resolved in accordance with this Section 10.12 unless otherwise resolved between the Parties.
(b)    The arbitration shall be held before a one member arbitration panel (the “Expert”), mutually agreed by the Parties. The Expert must (i) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s Affiliate within the preceding five (5)-year period and (ii) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Expert in the process of resolving such dispute. The Expert must have not less than ten (10) years’ experience as a lawyer examining oil and gas titles in the State of Texas. If, within five (5) Business Days after delivery of an Expert Proceeding Notice, the Parties cannot mutually agree on an Expert, then within seven (7) Business Days after delivery of such Expert Proceeding Notice, each Party shall provide the other with a list of three (3) acceptable, qualified experts, and within ten (10) Business Days after delivery of such Expert Proceeding Notice, the Parties shall each separately rank from one through six in order of preference each proposed expert on the combined lists, with a rank of one being the most preferred expert and the rank of six being the least preferred expert, and provide their respective rankings to the local office of the AAA where the Assets giving rise to the Disputed Matter are located. Based on those rankings, the AAA will appoint the expert with the combined lowest numerical ranking to serve as the Expert for the Disputed Matters. If the rankings result in a tie or the AAA is otherwise unable to determine an Expert using the Parties’ rankings, the AAA will appoint an arbitrator from one of the Parties’ lists as soon as practicable upon receiving the Parties’ rankings. Each Party will be responsible for paying one-half (1/2) of the fees charged by the AAA for the services provided in connection with this Section 10.12(b).
(c)    Within five (5) Business Days following the receipt by either Party of the Expert Proceeding Notice, the Parties will exchange their written description of the proposed resolution of the Disputed Matters. Provided that no resolution has been reached, within five (5) Business Days following the selection of the Expert, the Parties shall submit to the Expert the following: (i) this Agreement, with specific reference to this Section 10.12 and the other applicable provisions of this Article 10, (ii) Buyer’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, (iii) Seller’s written description of the proposed resolution of the Disputed

Matters, together with any relevant supporting materials and (iv) the Expert Proceeding Notice.
(d)    The Expert shall make its determination by written decision within fifteen (15) days following receipt of the materials described in Section 10.12(c) above (the “Expert Decision”). The Expert Decision with respect to the Disputed Matters shall be limited to the selection of the single proposal for the resolution of the aggregate Disputed Matters proposed by a Party that best reflects the terms and provisions of this Agreement, i.e., the Expert must select either Buyer’s proposal or Seller’s proposal for resolution of the aggregate Disputed Matters.

(e)    The Expert Decision shall be final and binding upon the Parties, without right of appeal, absent manifest error. In making its determination, the Expert shall be bound by the rules set forth in this Article 10. The Expert may consult with and engage disinterested Third Parties to advise the Expert, but shall disclose to the Parties the identities of such consultants. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5)-year period preceding the arbitration nor have any financial interest in the dispute.
(f)    Within two (2) Business Days following the Expert Decision, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the applicable portion of the Title Escrow Amount from the Escrow Account so determined to be owed to either Party with respect to the Disputed Matters, in each case, in accordance with the Expert Decision.
(g)    The Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of preparing and presenting its case. All costs and expenses of the Expert shall be borne by the non-prevailing Party in any such arbitration proceeding.
ARTICLE 11
GENERAL PROVISIONS
11.01    Records. As soon as reasonably practicable after Closing, but in any event no later than thirty (30) days following the Closing Date, Seller, at Buyer’s cost and expense, shall deliver originals of all Records to Buyer (FOB Seller’s office). With respect to any original Records delivered to Buyer, (a) Seller shall be entitled to retain copies of such Records, and (b) Buyer shall retain any such original Records for at least seven (7) years beyond the Closing Date, during which seven (7)-year period Seller shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Seller may make copies of such originals, at its own expense, as may be reasonable or necessary in connection with any Proceeding or Threatened Proceeding against Seller. Without limiting the foregoing, following the Closing and for a period of two (2) years thereafter, upon a written request from Seller, Buyer shall use its commercially reasonable efforts to cooperate with Seller and its Affiliates in connection with any Proceeding related to the Assets, including any audit related to a joint operating agreement covering any of the Assets, for which Seller retains liability pursuant to this Agreement. Any reasonable and documented out-of-pocket costs incurred by Buyer in connection with such cooperation shall be promptly reimbursed by Seller.
11.02    Expenses and Tax Matters.
(a)    Expenses Generally. Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel and accountants. However, the prevailing Party in any Proceeding brought under or to enforce this Agreement, excluding any expert proceeding pursuant to Section 10.12 or Section 1.05(e), shall be entitled to recover court costs and arbitration costs, as applicable, and reasonable attorneys’ fees from the non-prevailing Party or Parties, in addition to any other relief to which such Party is entitled.
(b)    Transfer Taxes. All Transfer Taxes shall be borne by Buyer. Seller and Buyer shall reasonably cooperate in good faith to file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, fees and expenses and to minimize, to the extent permissible under law, the amount of any Transfer Taxes.
(c)    Tax Indemnity and Prorations. Seller shall retain responsibility for, and shall bear, all Pre-Effective Time Asset Taxes. All Post-Effective Time Asset Taxes shall be allocated to and borne by Buyer. For purposes of allocation between the Parties of Pre-Effective Time Asset Taxes and Post-Effective Time Asset Taxes, (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than Asset Taxes described in clause (C) below) shall be allocated based on severance or production occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)) shall be allocated based on transactions giving rise to such Asset Taxes occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility) and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis with respect to a Straddle Period shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time (which shall be Seller’s responsibility) and the portion of the Straddle Period beginning at the Effective Time (which shall be Buyer’s responsibility). For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time and the portion of the Straddle Period beginning at the Effective Time. To the extent the actual amount of any Asset Taxes described in this Section 11.02(c) is not determinable at Closing or the Final Settlement Date, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 1.05. Upon determination of the actual amount of such Asset Taxes, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Taxes that is allocable to such Party under this Section 11.02(c).
(d)    Tax Returns and Payments. Except as required by applicable Legal Requirements, (i) Seller shall be responsible for timely remitting or causing to be timely remitted all Asset Taxes due prior to the Closing Date (subject to Seller’s right to reimbursement by Buyer under Section 11.02(c) to the extent not taken into account in Section 1.05(c)(i)(B)), (ii) Buyer shall be responsible for timely remitting or causing to be timely remitted all Asset Taxes due on or after the Closing Date (subject to Buyer’s right to reimbursement by Seller under Section 11.02(c) to the extent not taken into account in Section 1.05(c)(ii)(E)), in each case, to the applicable taxing authority, (iii) Seller shall prepare and timely file or cause to be prepared and timely filed any Tax Return for such Asset Taxes required to be filed prior to the Closing Date, and (iv) Buyer shall prepare and timely file or cause to be prepared and timely filed any Tax Return for such Asset Taxes required to be filed on or after the Closing Date (including Tax Returns related to any Straddle Period).  Buyer shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable Legal Requirements.  Buyer shall provide Seller with a copy of any Tax Return relating to such Asset Taxes for any Straddle Period for Seller’s review and approval at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such Taxable period), and Buyer shall consider in good faith all reasonable comments of Seller provided to Buyer in advance of the due date for the filing of such Tax Return. If Buyer and Seller cannot agree on any such Tax Return, any disputes shall be determined by the independent accounting firm in accordance with the procedures of Section 1.05(d), mutatis mutandis.
(e)    Cooperation. Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax attributable to the Assets. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.
(f)    Tax Refunds. Seller shall be entitled to any and all refunds of Taxes allocated to Seller pursuant to Section 11.02(c), and Buyer shall be entitled to any and all refunds of Taxes allocated to Buyer pursuant to Section 11.02(c).  If a Party receives a refund of Taxes to which the other Party is entitled pursuant to this Section 11.02(f), the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.
11.03    Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses or email addresses set forth below (or to such other recipients, addresses or email addresses as a Party may from time to time designate by notice to the other Party):

NOTICES TO BUYER OR PARENT:

Viper Energy Partners LLC
500 W. Texas Ste. 1200
Midland, Texas 7901
Attn:	Kaes Van't Hof
Tome F. Hawkins
Email:	kvanthof@diamondbackenergy.com
thawkins@diamondbackenergy.com

With copies (which shall not constitute notice) to:

Viper Energy Partners LLC
500 W. Texas Ste. 1200
Midland, Texas 7901
Attn:	Matthew Zmigrosky
Email:	mzmigrosky@diamondbackenergy.com

Akin Gump Strauss Hauer & Feld LLP
2300 N. Field Street, Suite 1800
Dallas, Texas 75201
Email:	smolay@akingump.com
Attn:	Seth R. Molay

and

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 7702
Email:	sboone@akingump.com
jgoodgame@akingump.com
Attn:	Stephen Boone
John Goodgame

NOTICES TO SELLER:

Swallowtail Royalties LLC
545 E John Carpenter Fwy. Ste., 1300
Irving, TX 75062-8124
Attn:	Mark King; Laurie Bales
Email:	m.king@swallowtailroyalties.com;
l.bales@swallowtailroyalties.com

Swallowtail Royalties II LLC
7750 N. Macarthur Blvd., Ste. 120-370
Irving, TX 75063
Attn: Mark King; Laurie Bales
Email: m.king@swallowtailroyalties.com;
l.bales@swallowtailroyalties.com

With a copy (which shall not constitute notice) to:

Blackstone Management Partners L.L.C.
345 Park Avenue, 43rd Floor
New York, New York 10154
Attention: Angelo Acconcia;
Erik Belz
Facsimile: (212) 201-2874
Email:	acconcia@blackstone.com
Erik.Belz@balckstone.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street, Suite 4500
Houston, TX 77002
Attention: Rhett Van Syoc, P.C.
Thomas K. Laughlin, P.C.
Email:	rhett.vansyoc@kirkland.com
thomas.laughlin@kirkland.com
11.04    Governing Law; Jurisdiction; Service of Process; Jury Waiver. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY

CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT ANY MATTERS RELATED TO REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH REAL PROPERTY IS LOCATED. WITHOUT LIMITING THE PARTIES’ AGREEMENT TO ARBITRATE IN SECTION 10.12 OR THE DISPUTE RESOLUTION PROCEDURE PROVIDED IN SECTION 1.05(d) WITH RESPECT TO DISPUTES ARISING THEREUNDER, THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSON AM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN DALLAS, TEXAS OR THE STATE COURTS LOCATED IN DALLAS, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITES IN DALLAS, TEXAS AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HERETO VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. TO THE EXTENT THAT A PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 11.04.
11.05    Further Assurances. Each of (a) Seller, on the one hand, and (b) Buyer, on the other hand, agree (i) to furnish upon request to each other such further information, (ii) to execute, acknowledge and deliver to each other such other documents and (iii) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.06    Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by either Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
11.07    Entire Agreement and Modification. This Agreement supersedes all prior discussions, communications and agreements (whether oral or written) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended or otherwise modified except by a written agreement executed by both Parties. No representation, promise, inducement or statement of intention with respect to the subject matter of this Agreement has been made by either Party that is not embodied in this Agreement together with the documents, instruments and writings that are delivered pursuant hereto, and neither Party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit hereto, the terms and provisions of this Agreement shall govern, control and prevail.
11.08    Assignments, Successors and No Third Party Rights. Neither Party may assign any of its rights, liabilities, covenants or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted or denied at the sole discretion of the other Party), and (a) any assignment made without such consent shall be void, and (b) in the event of such consent, such assignment nevertheless shall not relieve such assigning Party of any of its obligations under this Agreement without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Subject to and without limiting Section 11.14, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties or any other agreement contemplated herein (and Buyer Group and Seller Group who are entitled to indemnification under Article 9), any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. Subject to the preceding sentence, and without limiting Section 11.14, this Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof, are for the sole and exclusive benefit of the Parties and such other agreements (and Buyer Group and Seller Group who are entitled to indemnification under Article 9), and their respective successors and permitted assigns.

11.09    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
11.10    Article and Section Headings, Construction. The headings of Sections, Articles, Exhibits and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section,” “Article,” “Exhibit,” or “Schedule” refer to the corresponding Section, Article, Exhibit or Schedule of this Agreement. Unless expressly provided to the contrary, the words “hereunder,” “hereof,” “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit, Schedule or other provision of this Agreement. Each definition of a defined term herein shall be equally applicable both to the singular and the plural forms of the term so defined. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.
11.11    Counterparts. This Agreement may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.
11.12    Press Release, News Media and External Statements. Prior to the Closing and after any termination of this Agreement, as applicable, Buyer shall hold, and shall cause its Affiliates and its and their respective representatives to hold, in confidence, all confidential documents and information concerning Seller furnished to Buyer or its representatives in connection with this Agreement and the Contemplated Transactions in the manner specified in the Confidentiality Agreement. Notwithstanding anything to the contrary in the Confidentiality Agreement, without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), no Party shall issue any press release or make any public announcement pertaining to this Agreement or the Contemplated Transactions or otherwise disclose the existence of this Agreement and the Contemplated Transactions to any Third Party, except (a) to the extent deemed in good faith by such disclosing Party to be required by applicable Legal Requirements or by obligations pursuant to any listing agreement with or rules of any national securities exchange, in which case the Party proposing to issue such press release or make such public announcement or make such disclosure shall consult in good faith with the other Party before issuing any such press releases or making any such public announcements or disclosures, (b) in connection with the procurement of any necessary consents, approvals, payoff letters and similar documentation or to the extent necessary to comply with or obtain a waiver of any Preferential Purchase Right, (c) to the extent such information has entered the public domain other than by breach of this Agreement and (d) that each Party may disclose the terms of this Agreement to their respective accountants, legal counsel, lenders, lenders’ legal counsel and other representatives as necessary in connection with the ordinary conduct of their respective businesses; provided that such persons agree to keep the terms of this Agreement strictly confidential. Notwithstanding the foregoing, to the extent applicable, Seller, its equity holders and their respective Affiliates may disclose to their direct and indirect limited partners and members such information as is customarily provided to current or prospective limited partners in private equity funds, in each case, subject to the terms and conditions of the Confidentiality Agreement. This Section 11.12 shall not prevent either Party from recording the Instruments of Conveyance delivered at the Closing or from complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Assets. The covenant set forth in this Section shall terminate one (1) year after the Closing Date.
11.13    Remedies. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement contemplated to be performed prior to, or contemporaneous with, Closing was not performed by Buyer or Seller in accordance with the terms hereof and that monetary damages, even if available, would not be an adequate remedy therefor. As a result, prior to the termination of this Agreement, each Party shall be entitled to specific performance against the other Party in order to prevent Breaches of this Agreement and of the terms hereof (including the obligation to consummate transactions contemplated hereby, subject to the terms and conditions hereof), without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy) in addition to any other remedy at law or equity. In connection with the exercise of any Party’s rights under this Section 11.13, the Parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Legal Requirement or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
11.14    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder, and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Legal Requirement, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is expressly intended as a third-party beneficiary of this Section 11.14.
11.15    Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
11.16    Time is of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
11.17    Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement. Unless the context otherwise requires, all capitalized terms used in used in the Appendices, Exhibits and Schedules shall have the respective meanings assigned in this Agreement. For clarification purposes only, as it relates to Exhibit A-1, A-2, and A-3 any reference to “Part 1” to the exhibit relates to Swallowtail Royalties LLC and any reference to “Part 2” to the exhibit relates to Swallowtail II Royalties LLC. No reference to or disclosure of any item or other matter in the Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Schedules. No disclosure in the Schedules relating to any possible breach or violation of any agreement or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of business of Seller or required to be disclosed on the Schedules. Each disclosure in the Schedules shall be deemed to qualify the particular sections or subsections of the representations and warranties expressly referenced, and each other section or subsection of the representations and warranties where the relevance of such disclosure is reasonably apparent on its face.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

BUYER:

VIPER ENERGY PARTNERS LLC

By: /s/ Travis D. Stice
Name: Travis D. Stice
Title: Chief Executive Officer

PARENT:

VIPER ENERGY PARTNERS LP

By: VIPER ENERGY PARTNERS GP LLC,
its general partner

By: /s/ Travis D. Stice
Name: Travis D. Stice
Title: Chief Executive Officer
Signature Page to Purchase and Sale Agreement

SELLER:

SWALLOWTAIL ROYALTIES LLC

By: /s/ Mark W. King
Name: Mark W. King
Title: EVP BD and Land

SWALLOWTAIL ROYALTIES II LLC

By: /s/ Mark W. King
Name: Mark W. King
Title: President

Signature Page to Purchase and Sale Agreement

APPENDIX I
DEFINITIONS
For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Appendix I when capitalized:
“AAA” – the American Arbitration Association.
“Adjusted Cash Purchase Price” – as defined in Section 1.05(c).
“Adjusted Common Unit Consideration” – as defined in Section 1.05(c).
“Affiliate” – with respect to a Party, any Person directly or indirectly Controlled by, Controlling or under common Control with, such Party, including any subsidiary of such Party and any “affiliate” of such Party within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934, as amended.
“Aggregate Title Defect Value” – as defined in Section 10.08.
“Allocated Values” – the values assigned among each Well as set forth on Schedule 1.07, and for each tract or parcel covered by Fee Minerals as identified on Schedule 1.07 (each, a “Tract”).
“Allocation Dispute Resolution Period” – as defined in Section 1.07(b).
“Applicable Contracts” – all Contracts to which Seller is a party or is bound that primarily relate to any of the Assets, and that will be binding on Buyer or the Assets after the Closing, but exclusive of any master service agreements and any Contracts relating to the Excluded Assets.
“Asset Taxes” – any ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar Taxes based upon the operation or ownership of the Assets, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, but excluding Income Taxes or Transfer Taxes.
“Assets” – all of Seller’s right, title and interest in, to, and under the following, without duplication, except to the extent constituting Excluded Assets:
(a)    the Fee Minerals, Leases and Wells located in the Target Area, including those described in Exhibit A-1, Exhibit A-2 and Exhibit A-3, respectively;
(b)    to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all Applicable Contracts and all rights thereunder insofar as and only to the extent relating to the other Assets;
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(c)    to the extent that they may be assigned, transferred or re-issued by Seller (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all Permits to the extent primarily relating to or applicable to any of the Fee Minerals or Wells and required for ownership of the other Assets;
(d)    originals (if available, and otherwise copies) and copies in digital form (if available) of all of the books, files, records, information and data in Seller’s possession, whether written or electronically stored, primarily relating to the Assets, including: (i) land and title records (including prospect files, maps, abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; and (iii) to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), geological and seismic data relating to the Fee Minerals or Wells (excluding interpretive data) (collectively, “Records”); and
(e)    all proceeds attributable to any of the Fee Minerals or Wells to the extent attributable to any period of time on or after the Effective Time.
“Assignment” – the Assignment, Bill of Sale and Special Warranty Deed from Seller to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit B-1.
“Assumed Liabilities” – as defined in Section 1.06.
“Breach” – a “Breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any certificate delivered pursuant to Section 1.04(a)(iv) or Section 1.04(b)(vi) of this Agreement shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.
“Business Day” – any day other than a Saturday, Sunday or any other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close.
“Buyer” – as defined in the preamble to this Agreement.
“Buyer Group” – Buyer and its Affiliates, and their respective Representatives.
“Buyer Material Adverse Effect” – any circumstance, change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material and adverse effect on the value, ownership, operations, condition (financial or otherwise), assets, liabilities, or obligations relating to, binding upon or otherwise arising in respect of Buyer and its subsidiaries and their respective assets, taken as
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a whole; provided, however, that the term “Buyer Material Adverse Effect” shall not include material adverse effects resulting from (a) entering into this Agreement or any adverse change, effect or circumstance arising out of the announcement of the Contemplated Transactions, including (i) Losses or threatened Losses of, or any adverse change in the relationship with, employees, customers, suppliers, distributors, financing sources, licensors, licensees or others having relationships with Buyer or any of its subsidiaries and (ii) the initiation of litigation or other administrative Proceedings by any Person with respect to this Agreement or any of the Contemplated Transactions; (b) changes in Hydrocarbon prices; (c) any action or omission of Buyer taken in accordance with the terms of this Agreement or with the prior consent of Seller; (d) any effect resulting from general changes in industry, economic or political conditions in the United States; (e) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (f) acts or failures to act of any Governmental Body (including any new regulations related to the upstream industry), except to the extent arising from Buyer’s action or inaction; (g) acts of God, including hurricanes and storms; (h) the outbreak or continuation of any disease or epidemic (including COVID-19); (i) any reclassification or recalculation of reserves in the ordinary course of business; (j) natural declines in well performance; (k) general changes in Legal Requirements, in regulatory policies, or in GAAP; (l) changes in the stock price of Buyer (provided that the underlying causes of such changes in stock price shall be considered unless otherwise excepted pursuant to this definition); (m) the availability or costs of hedges; (n) casualty losses; (o) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (p) any consequences arising from any action by a Party expressly required or expressly permitted by this Agreement; (q) any consequences arising from any action taken (or omitted to be taken) by Buyer at the written request of or with the written consent of Seller or its Affiliates after the Execution Date; (r) any set of facts, occurrences or conditions specified in reasonable detail in Buyer’s disclosure schedules or any exhibits to this Agreement as of the Execution Date; or (s) matters as to which an adjustment is provided for under Section 1.05(c) or Buyer has indemnified Seller hereunder.
“Buyer Parties’ Closing Documents” – as defined in Section 3.02(a).
“Buyer Purchased Assets” – as defined in Section 1.04(d).
“Cash Purchase Price” – as defined in Section 1.02(a).
“Casualty Loss” – as defined in Section 10.11.
“Class B Unit” – means a Class B Units as defined in the Partnership Agreement.
“Closing” – the closing of the Contemplated Transactions.
“Closing Cash Payment” – an amount in cash equal to the Adjusted Cash Purchase Price as set forth in the Preliminary Settlement Statement.
“Closing Date” – as defined in Section 1.03.
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“Closing Unit Amount” – the number of Common Units equal to the Adjusted Common Unit Consideration as set forth in the Preliminary Settlement Statement.
“Code” – the Internal Revenue Code of 1986, as amended.
“Common Unit Consideration” – as defined in Section 1.02.
“Competition Law” – means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state and non-U.S., if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Confidentiality Agreement” – means, that certain confidentiality agreement dated as of June 28, 2021 by and between Seller and Buyer, as may be amended from time to time.
“Consent” – any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.
“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:
(a)    the sale of the Assets by Seller to Buyer;
(b)    the performance by the Parties of their respective covenants and obligations under this Agreement; and
(c)    Buyer’s acquisition, ownership and exercise of control over the Assets.
“Contract” – any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets, or any real or immovable property related to or used in connection with the operations of any Assets.
“Control” – (including its derivatives and similar terms) possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such relevant Person by ownership of voting interest, by contract or otherwise.
“Cooperation Period” – as defined in Section 4.05.
“Cure” – as defined in Section 10.07(a).

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“Damages” – any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements and deficiencies, including any attorneys’ fees, legal and other costs and expenses suffered or incurred therewith.
“De Minimis Title Defect Cost” – Seventy Five Thousand Dollars ($75,000); provided, however, that (a) if a single Title Defect based on a singular event or condition (rather than the same type of Title Defect) affects more than one Asset, the Title Defect Value for such Title Defect shall be deemed to meet the De Minimis Title Defect Cost if the aggregate sum of the Title Defect Values for all Assets affected by such single event or condition resulting in a Title Defect meets or exceeds the De Minimis Title Defect Cost and (b) to the extent multiple Title Defects relate to the same Asset, the Title Defect Value for all such Title Defects shall be aggregated and treated as a single Title Defect for purposes of determining whether such Title Defect Values (as aggregated as a single Title Defect) meets or exceeds the De Minimis Title Defect Cost.
“Defect Cure Period” – as defined in Section 10.07(a).
“Defect Deductible” – an amount equal to one and one-half percent (1.5%) of the Measurement Amount.
“Defect Notice Date” – as defined in Section 10.05.
“Defensible Title” – title of Seller, collectively, to the Fee Minerals, Leases and Wells set forth on Exhibit A-1, Exhibit A-2, and Exhibit A-3, respectively, that, as of the Effective Time and the Closing Date, and in each case subject to the Permitted Encumbrances, is deducible of record and/or provable title evidenced by documentation, which, although not constituting perfect merchantable or marketable title, would be successfully defended if challenged, and:
        (a)    with respect to Fee Minerals, entitles Seller to receive not less than the Net Royalty Acres within each Tract as specified for such Fee Minerals in Schedule 1.07 as to the applicable Target Formation;
        (b)    with respect to each currently producing formation for each Well (in each case, subject to any reservations, limitations or depth restrictions described in Exhibit A-3 for such Well), entitles Seller, collectively, to receive not less than the Net Revenue Interest set forth in Schedule 1.07 for such Well of all Hydrocarbons produced, saved and marketed from such Well, throughout the productive life of such Well for such producing formation, except for any decrease caused by orders of the applicable Governmental Body having jurisdiction that are promulgated after the Effective Time that concern pooling, unitization, communitization or spacing matters; and
        (c)    is free and clear of defects or Encumbrances.

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“Deficiency Acres” – as defined in Section 10.06(c).
“Deposit Amount” – as defined in Section 1.02.
“Deposit Escrow Agreement” – that certain Escrow Agreement with respect to the Deposit Amount and the Title Defect Amounts entered into by and among, Seller, Buyer and the Escrow Agent, dated as of the Execution Date.
“Dispute Notice” – as defined in Section 1.05(e).
“Disputed Matter” – as defined in Section 10.12(a).
“DOJ” – the Antitrust Division of the U.S. Department of Justice.
“DTPA” – as defined in Section 3.16.
“Due Diligence Information” – as defined in Section 3.14.
“Effective Time” – August 1, 2021, at 12:01 a.m. local time at the location of the Assets.
“Encumbrance” – any charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest or other arrangement substantially equivalent thereto.
“Environmental Law” – any applicable Legal Requirement in effect on or before the Closing Date relating to pollution or the protection of the environment or, as related to exposure to Hazardous Materials, human health and safety, including, without limitation, those Legal Requirements relating to the presence, storage, handling and use of Hazardous Materials and those Legal Requirements relating to the generation, processing, treatment, storage, transportation, disposal, discharge, release, remediation, control or other management thereof. The term “Environmental Law” does not include good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Body.
“Environmental Liabilities” – all costs, Damages, expenses, liabilities, obligations and other responsibilities arising from or under either Environmental Laws or Third Party claims relating to the environment or Hazardous Materials or any other materials, and which relate to the Assets or the ownership or operation of the same.
“Escrow Agent” – JPMorgan Chase Bank, N.A.
“Exchange Act” – the Securities Exchange Act of 1934.
“Excluded Assets” – with respect to Seller, (a) all of Seller’s corporate minute books, financial records, and other business records that relate to Seller’s business generally (except to the extent primarily relating to the ownership or operation of the Assets) and Income Tax
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records; (b) except to the extent related to any Assumed Liabilities, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Assets and attributable to any period of time prior to the Effective Time; (c) except to the extent related to any Assumed Liabilities all claims and causes of action of Seller or its Affiliates that are attributable to periods of time prior to the Effective Time (d) Seller’s rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (e) all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Body, or loss carry forwards or credits with respect to (i) Taxes allocable to Seller pursuant to Section 11.02(c), (ii) Income Taxes paid by Seller or its Affiliates, and (iii) any Taxes attributable to the Excluded Assets; (f) except to the extent related to any of the Assumed Liabilities, all rights, benefits and releases of Seller or its Affiliates under or with respect to any Contract that are solely attributable to periods of time prior to the Effective Time; (g) all documents, instruments and Records of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine (other than title opinions relating to the Assets); (h) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under existing written agreements; (i) all audit rights of Seller for which Seller bears responsibility arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets; (j) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) data, correspondence, materials, documents, descriptions or records relating to the marketing, negotiation or sale of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its Representatives and any prospective purchaser other than Buyer and (v) correspondence between Seller or any of its Representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (k) any fee mineral interests that are not Fee Minerals, and any right to production revenues associated therewith; (l) any Hedge Contracts and any proceeds attributable to any Hedge Contracts; (m) any debt instruments; (n) any of Seller’s assets other than the Assets, (o) Seller’s interpretations of any geological, geophysical or other seismic and related technical data and information relating to the Assets; (p) any data, information or records containing (i) Seller’s proprietary economic, reserve or investment forecasts, analysis, criteria, or rationales or similar information with regards to the Assets, and any Hydrocarbon or other Hydrocarbon pricing assumptions; (ii) Seller’s financial models, valuation methodology, forward Hydrocarbon or other pricing estimates, price decks, or pricing studies related thereto; (iii) Seller’s internal analysis regarding the Assets or Seller’s title thereto or (iv) Seller’s bank account information, social security numbers or similar sensitive information; and (q) any leases, rights and other assets specifically listed in Exhibit C.
“Execution Date” – as defined in the preamble to this Agreement.
“Expert” – as defined in Section 10.12(b).
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“Expert Decision” – as defined in Section 10.12(d).
“Expert Proceeding Notice” – as defined in Section 10.12(a).
“Fee Minerals” – means any and all royalty interests, non-participating royalty interests, overriding royalty interests, and Relinquishment Act Lands and, to the extent covering Relinquishment Act Lands, any associated surface estates or interests. Notwithstanding the foregoing, the term “Fee Minerals” shall not include any surface estates or interests other than those covering Relinquishment Act Lands (i.e., those surface estates or interests from which Seller’s Net Royalty Acre or Net Revenue Interest ownership is derived).
“Final Adjustment Amount” – as defined in Section 1.05(e).
“Final Settlement Date” – as defined in Section 1.05(d).
“Final Settlement Statement” – as defined in Section 1.05(e).
“Fraud” – an intentional and knowing misrepresentation of fact with the intent to deceive solely with respect to the making of the representations and warranties in this Agreement or any instrument or other agreement entered into in connection herewith which constitutes common law fraud under Delaware law.
“FTC” – the Federal Trade Commission.
“Fundamental Representations” – those representations set forth in Sections 2.01, 2.02, 2.03, 2.04, 2.06, 3.01, 3.02, 3.05, 3.06, 3.11.
“GAAP” – generally accepted accounting principles in the United States as interpreted as of the Execution Date.
“Group” – either Buyer Group or Seller Group, as applicable.
“Governmental Authorization” – any approval, consent, license, permit, registration, variance, exemption, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” – any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
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“Hazardous Material” – (a) any chemical, constituent, material, pollutant, contaminant, substance or waste that is regulated by any Governmental Body or may form the basis of liability under any Environmental Law due to its dangerous or deleterious properties or characteristics, including those that are defined or classified as “hazardous” or “toxic”, and (b) petroleum or any fraction thereof, Hydrocarbons, petroleum products, radioactive material, urea formaldehyde, asbestos and asbestos-containing products, radon, toxic mold, per- or polyfluoroalkyl substances, or polychlorinated biphenyls.
“Hedge Contract” – any forward, futures, swap, collar, put, call, floor, cap, option or other Contract to which Seller is a party that is intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including any Hydrocarbons or other commodities, currencies, interest rates and indices, and any financial transmission rights and auction revenue rights.
“Hydrocarbons” – oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.
“HSR Act” – the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Income Taxes” – (i) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes), (ii) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (i) or (ii) above, but, in each case, excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes.
“Indebtedness for Borrowed Money” means (without duplication), all indebtedness of Seller for borrowed money or indebtedness issued or incurred by Seller in substitution or exchange for indebtedness for borrowed money. To the extent any Indebtedness for Borrowed Money will be retired or discharged at the Closing, “Indebtedness for Borrowed Money” shall also include any and all amounts necessary and sufficient to retire such indebtedness, including principal (including the current portion thereof) and/or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness for Borrowed Money at Closing.
“Individual Claim Threshold” – as defined in Section 9.05.

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“Instruments of Conveyance” – the Assignment. Except for the special warranty of Defensible Title by, through and under Seller and its Affiliates contained therein, the Instruments of Conveyance shall be without warranty of title, whether express, implied, statutory or otherwise, it being understood that Buyer shall have the right to conduct pre-Closing title due diligence as described in Article 10, and that the rights and remedies set forth in Article 10 shall be Buyer’s sole rights and remedies with respect to title.
“Knowledge” – (a) with respect to Seller, the actual knowledge (after reasonable inquiry of their direct reports) of Mark King, Laurie Bales and Jay Still and (b) with respect to Buyer, the actual knowledge (after reasonable inquiry of their direct reports) of Kaes Van’t Hof and Matt Zmigrosky.
“Leases” – means any oil, gas and mineral leases that relate to the Assets, including all reversionary rights thereunder, including those described on Exhibit A-1 and Exhibit A-2.
“Lease Royalty” –the royalty percentage under an oil and gas lease covering a Fee Mineral as to the Target Formation.
“Legal Requirement” – any federal, state, local, municipal, foreign, international or multinational law, Order, constitution, ordinance or rule, including rules of common law, regulation, statute, treaty or other legally enforceable directive or requirement.
“Losses” – all losses, costs, liabilities, obligations, expenses, fines, penalties, interest, expenditures, claims, awards, settlements, judgments, damages, reasonable and documented out-of-pocket attorneys’ fees and reasonable out-of-pocket expenses of investigating, defending and prosecuting litigation.
“Material Adverse Effect” – any circumstance, change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material and adverse effect on the value, ownership, operations, condition (financial or otherwise), assets, liabilities, or obligations relating to, binding upon or otherwise arising in respect of the Assets, taken as a whole; provided, however, that the term “Material Adverse Effect” shall not include material adverse effects resulting from (a) entering into this Agreement or any adverse change, effect or circumstance arising out of the announcement of the Contemplated Transactions, including (i) Losses or threatened Losses of, or any adverse change in the relationship with, employees, customers, suppliers, distributors, financing sources, licensors, licensees or others having relationships with Seller and (ii) the initiation of litigation or other administrative Proceedings by any Person with respect to this Agreement or any of the Contemplated Transactions; (b) changes in Hydrocarbon prices; (c) any action or omission of Seller taken in accordance with the terms of this Agreement or with the prior consent of Buyer; (d) any effect resulting from general changes in industry, economic or political conditions in the United States; (e) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (f) acts or failures to act of any Governmental Body (including any new regulations related to the upstream industry), except
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to the extent arising from Seller’s action or inaction; (g) acts of God, including hurricanes and storms; (h) the outbreak or continuation of any disease or epidemic (including COVID-19); (i) any reclassification or recalculation of reserves in the ordinary course of business; (j) natural declines in well performance; (k) general changes in Legal Requirements, in regulatory policies, or in GAAP; (l) changes in the stock price of Buyer; (m) the availability or costs of hedges; (n) casualty losses; (o) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (p) any consequences arising from any action by a Party expressly required or expressly permitted by this Agreement; (q) any consequences arising from any action taken (or omitted to be taken) by Seller at the written request of or with the written consent of Buyer or its Affiliates after the Execution Date; or (r) matters as to which an adjustment is provided for under Section 1.05(c) or Seller has indemnified Buyer hereunder.
“Material Contracts” – as defined in Section 2.09.
“Measurement Amount” – as defined in Section 1.02(a).
“Nasdaq” – means the Nasdaq Global Select Market.
“Net Revenue Interest” – means, (a) as computed separately for each Tract as to each applicable Target Formation set forth on Schedule 1.07, the decimal or percentage share in all Hydrocarbons produced from a Tract after giving effect to all burdens thereon; provided, however, if Seller’s Net Revenue Interest varies for different Target Formations within a Tract, a separate calculation shall be performed with respect to each such Target Formation for purposes of calculating Net Revenue Interest under this Agreement and (b) as to each Well, an interest (expressed as a percentage or decimal fraction) in and to all oil, gas and other Hydrocarbons produced, saved and sold from or allocated to such Well (limited to the applicable currently producing formation or, if not producing, limited to the permitted depths, and, subject to any reservations, limitations or depth restrictions described on Exhibit A-3, as applicable and, in the case of Wells that are not producing, assuming the acreage attributable to that Well is equal to that in the “Contract Area” associated with that Well as specified on Schedule 1.07).
“Net Royalty Acre” – means, as computed as to the aggregate Fee Minerals in a Tract as to each applicable Target Formation set forth on Schedule 1.07, the number equal to (i) the number of gross acres in such Tract, multiplied by (ii) Seller’s Net Revenue Interest in such Tract, multiplied by (iii) eight; provided, however, that, for the purpose of calculating Net Royalty Acre, any Fee Mineral that is not subject to or burdened by a Lease shall be deemed to have a Lease Royalty of twenty-five percent (25%); provided, further, if the number of Net Royalty Acres for any Tract varies as to different Target Formations, a separate calculation shall be performed with respect to each such Target Formation for the purposes of calculating Net Royalty Acres.
“Non-Party Affiliate” – as defined in Section 11.14.
“NORM” – naturally occurring radioactive material.
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“OpCo Units” – as defined in Section 1.04(c).
“Order” – any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.
“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and resolutions of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership and (d) any amendment to any of the foregoing.
“Outside Date” – as defined in Section 8.01(d).
“Parent” – as defined in the preamble to this Agreement.
“Common Units” – means a Common Units as defined in the Partnership Agreement.
“Parent Financial Statements” – as defined in Section 3.06(a).
“Parent Purchased Assets” – as defined in Section 1.04(c).
“Parent SEC Documents” – as defined in Section 3.06(a).
“Partnership Agreement” – Second Amended and Restated Agreement of Limited Partnership of Viper Energy Partners LP, dated as of May 9, 2018, as amended by First Amendment to Second Amended and Restated Agreement of Limited Partnership of Viper Energy Partners LP, dated as of May 10, 2018.
“Party” or “Parties” – as defined in the preamble to this Agreement.
“Payoff Amount” – as defined in Section 1.04(b)(ii).
“Payoff Letters” – as defined in Section 1.04(b)(ii).
“Permits” – all governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, Orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Assets.
“Permitted Consent” – any Consent that is not a Required Consent.
“Permitted Encumbrance” – any of the following:
(a)    the terms and conditions of all oil and gas leases and Contracts if the net cumulative effect of such oil and gas lease and Contracts does not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) reduce the Net Royalty Acres or Net Revenue Interest of
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Seller with respect to any Asset to an amount less than the Scheduled NRA or Scheduled NRI, as applicable, for such Asset; provided, however, that any drilling obligations included in Leases will be considered Permitted Encumbrances so long as Seller is not in breach of such obligations;
(b)    any Preferential Purchase Rights, Consents and similar agreements;
(c)    excepting circumstances where such rights have already been triggered prior to the Effective Time, rights of reassignment arising upon final intention to abandon or release the Assets;
(d)    liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings and are set forth on Schedule 2.04;
(e)    Encumbrances or defects that Buyer has affirmatively waived or, except for purposes of the special warranty of Defensible Title in the Instruments of Conveyance, is deemed to have waived, pursuant to the terms of this Agreement;
(f)    all Legal Requirements and all rights reserved to or vested in any Governmental Body (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Body with respect to any right, power, franchise, grant, license or permit;
(g)    rights of a common owner of any interest currently held by Seller and such common owner as tenants in common or through common ownership to the extent that the same does not materially impair the use or operation of the Assets as currently used and operated;
(h)    easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets, for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used;

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(i)    vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller;
(j)    Encumbrances created under oil and gas leases or any joint operating agreements applicable to the Assets, or by operation of law, in respect of obligations that are not yet due;
(k)    any Encumbrance affecting the Assets that is discharged by Seller or waived (or deemed to be waived) by Buyer pursuant to the terms of this Agreement at or prior to Closing;
(l)    the matters set forth on Schedule 2.05;
(m)    defects based solely on assertions that Seller’s files lack information (including title opinions);
(n)    defects or irregularities of title (i) that have been cured by limitations or prescription, as evidenced by a final, non-appealable judgment, affidavits of use and possession by one (1) or more knowledgeable but disinterested persons, or other affirmative evidence customarily relied upon by experienced title examiners to satisfy title opinion requirements relating to title by limitations; (ii) arising out of lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment or approval of any instrument in Seller’s chain of title, as applicable, absent reasonable evidence of an actual claim of superior title from a Third Party attributable to such matter; (iii) consisting of the failure to recite marital status or omissions of heirship proceedings in documents; (iv) resulting from lack of survey, unless a survey is expressly required by applicable Legal Requirements; (v) resulting from failure to record releases of liens, production payments, or mortgages that have expired by their own terms; (vi) arising out of lack of entity authorization unless Buyer provides affirmative evidence that such entity action was not authorized and results in another Person’s actual and superior claim of title; or (vii) resulting from or related to probate proceedings or the lack thereof that have been outstanding for five (5) years or more;
(o)    any matters expressly referenced or set forth on Exhibit A-1, Exhibit A-2 or Exhibit A-3;
(p)    mortgages on the lessor’s interest under a Lease, whether or not subordinate to such Lease, that have expired on their own terms or the enforcement of which are barred by applicable statute(s) of limitations or prescription;

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(q)    any maintenance of uniform interest provision in an operating agreement if waived with respect to the Contemplated Transactions by the party or parties having the right to enforce such provision or if the violation of such provision would not give rise to the unwinding of the sale of the affected Asset from Seller to Buyer;
(r)    defects or depth severances to the extent pertaining to any formations other than the applicable Target Formation;
(s)    defects based on the existence of prior oil and gas leases relating to the Assets that are expired and no longer in force and legal effect but not surrendered of record;
(t)    defects in the chain of title prior to January 1, 1950, unless asserting Party provides affirmative evidence that the defect results in another Person’s superior claim of title to the relevant Assets or portion thereof;
(u)    as to any Asset that is an overriding royalty interest only, any “free gas” arrangement arising under the terms of any oil and gas leases covering any such Asset;
(v)    lack of a Third Party division order or an operating agreement covering any such Assets (including portions of an oil and gas lease or well burdened by such any Asset that is an overriding royalty interest that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) so long as the foregoing does not reduce the Net Royalty Acres or Net Revenue Interest of Seller with respect to any Asset to an amount less than the Scheduled NRA or Scheduled NRI, as applicable, for such Asset;
(w)    any lien, obligation, burden or defect as a consequence of cessation of production, insufficient production or failure to conduct operations on any oil and gas lease, or lands pooled, communitized or unitized therewith, except to the extent the cessation of production, insufficient production or failure to conduct operations is such that it has given rise to a right of the lessor or other Third Party to terminate the underlying oil and gas lease;
(x)    any defect arising from any oil and gas lease burdened by having no pooling provision, or an inadequate horizontal pooling provision, so long as such omitted or inadequate pooling provisions do not, individually or in the aggregate, reduce the quantum of Net Royalty Acres or Net Revenue Interest attributable to such Asset to an amount less than the Scheduled NRA or Scheduled NRI, as applicable, for such Asset;

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(y)    to the extent not triggered as of the Execution Date, customary rights of reassignment arising upon the expiration or final intention to abandon or release any oil and gas lease burdened by any Asset that is an overriding royalty interest;
(z)    any Encumbrance affecting the Assets that is discharged by Seller, or waived (or deemed to be waived) by Buyer pursuant to the terms of this Agreement at or prior to Closing and which shall not be binding on the Assets or Buyer after the Closing; and
(aa)    all other liens, defects, charges, encumbrances, contracts (including all operating agreements, participation agreements, farmout agreements and other contracts), agreements, instruments, obligations, defects and irregularities affecting the Assets that individually or in the aggregate do not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used) or (ii) reduce the Net Royalty Acres or Net Revenue Interest of Seller with respect to any Asset to an amount less than the Scheduled NRA or Scheduled NRI for such Asset.
“Person” – any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.
“Post-Closing Date” – as defined in Section 1.05(e).
“Post-Effective Time Asset Taxes” – all Asset Taxes attributable to any Post-Effective Time Period and the portion of any Straddle Period beginning at the Effective Time.
“Post-Effective Time Period” – any Tax period beginning at or after the Effective Time.
“Pre-Effective Time Asset Taxes” – all Asset Taxes attributable to any Pre-Effective Time Period and the portion of any Straddle Period ending immediately before the Effective Time.
“Pre-Effective Time Period” – any Tax period ending before the Effective Time.
“Preferential Purchase Right” – any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.
“Preliminary Adjustment Amount” – the total net amount by which the Purchase Price was adjusted pursuant to Section 1.05(c), as set forth on the Preliminary Settlement Statement.
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“Preliminary Amount” – the Purchase Price, adjusted as provided in Section 1.05(c), based upon the best information available at the time of the Closing.
“Preliminary Settlement Statement” – as defined in Section 1.03.
“Proceeding” – any proceeding, action, arbitration, audit, hearing, investigation, request for information, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
“Purchase Price” – as defined in Section 1.02.
“Records” – as set forth in the definition of “Assets”.
“Reference Price” – the volume weighted average share price per Common Unit on the Nasdaq Global Select Market (as reported by Bloomberg L.P. under the function “VWAP”) for the ten (10) consecutive trading Business Days ending on and including the first (1st) trading Business Day preceding the date of the applicable purchase price adjustment, release or other determination of value of any share of Common Units for purposes of this Agreement.
“Registration Rights Agreement” – the Registration Rights Agreement in the form attached hereto as Exhibit H to be executed and delivered by Buyer and Seller at Closing.
“Relinquishment Act Lands” means any portion of the Fee Minerals of Seller that are subject to the Texas Relinquishment Act (also known as “mineral classified land”).
“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Required Consent” – any Consent with respect to which (a) there is a provision within the applicable instrument that such Consent may be withheld in the sole and absolute discretion of the holder, or (b) there is provision within the applicable instrument expressly stating that an assignment in violation thereof (i) is void or voidable, (ii) triggers the payment of specified liquidated damages or (iii) causes termination (or a right of the Consent holder to terminate) of the applicable Assets to be assigned. For the avoidance of doubt, “Required Consent” does not include any Consent, which, by its terms, cannot be unreasonably withheld.
“Retained Assets” – any rights, titles, interests, assets and properties that are originally included in the Assets under the terms of this Agreement, but that are subsequently excluded from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before or after the Closing.

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“Retained Liabilities” – Damages, liabilities and obligations arising out of (a) the Excluded Assets, (b) any Assets which are excluded pursuant to the terms of this Agreement, (c) all Losses arising out of, in connection with, or attributable to any third Party claim related to the gross negligence or willful misconduct of Seller, (d) Damages arising from an election by Seller to convey the Assets affected by a Consent denied in writing pursuant to Section 10.03(a)(ii)(A), and (e) any matter listed on Schedule 2.05 as of the Closing Date.
“Royalties” – royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production.
“SB” – as used in Schedule 1.07, the stratigraphic equivalent of those certain subsurface intervals and depths from the top of the Spraberry formation, being further described as a depth of 8,218’ feet, to the base of the Spraberry formation, being further described as a depth of 9,755’ feet, in each case, as found in the Guidon Operating Holt ‘249’ #1 Well (API No. 42317343550000), located in Martin County, Texas.
“Seismic Contract” means any Applicable Contract evidencing a license for the use of or otherwise related to geological or geophysical data (including seismic data).
“Scheduled Closing Date” – as defined in Section 1.03.
“Scheduled NRA” – as defined in Section 10.06(d).
“Scheduled NRI” – as defined in Section 10.06(c).
“SEC” – the Securities and Exchange Commission.
“Securities Act” – the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” – as defined in the preamble to this Agreement.
“Seller Closing Documents” – as defined in Section 2.02(a).
“Seller Group” – Seller and its Affiliates, and their respective Representatives.
“Seller Taxes” – any and all (a) Pre-Effective Time Asset Taxes; (b) Income Taxes imposed on Seller; or (c) Taxes resulting from a breach of the representations and warranties set forth in Section 2.04 (determined in accordance with the first sentence of Section 9.05) or a breach by Seller of any of the covenants, obligations or agreements related to Taxes set forth in Section 1.07(b) and Sections 11.02(b) - (f).“Stock Consideration” – as defined in Section 1.02(a).
“Straddle Period” – any Tax period that begins before and ends after the Effective Time.
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“Tag Along” – the right or option of any Person under any Applicable Contract; Lease, or other instrument binding on Seller, any Affiliate of Seller or the Assets to require and cause Seller or Buyer to purchase, acquire, and receive an assignment of any interest in any Assets.
“Target Area” – all lands located within the geographic boundaries of Martin, Howard, Glasscock, Midland, Upton and Reagan Counties, Texas.
“Target Formation” – with respect to any Fee Mineral, the target formation(s) specified for such Fee Mineral on Schedule 1.07, which will be the SB, the WCA or the WCB.
“Tax” or “Taxes” and with the correlative meaning, “Taxable” – any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, assessments, unclaimed property and escheat obligations, and other similar governmental charges in the nature of a tax imposed by any Governmental Body, including income, profits, franchise, alternative or add-on minimum, gross receipts, environmental, registration, withholding, employment, social security (or similar), disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, premium, windfall profits, transfer, gains, production and excise taxes, and customs duties, together with any interest, penalties, fines or additions thereto.
“Tax Allocation” – as defined in Section 1.07(b).
“Tax Returns” – any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
“Third Party” – any Person other than a Party or an Affiliate of a Party.
“Threatened” – a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing to a Party or any of its officers, directors or employees that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.
“Title Benefit” – any right, circumstance, or condition that operates to, with respect to any Fee Mineral, increase the Net Royalty Acres or Net Revenue Interest above the Scheduled NRA or Scheduled NRI, as applicable, for such Fee Mineral or Well.
“Title Benefit Property” – as defined in Section 10.09(a).
“Title Benefit Value” – as defined in Section 10.09(a).
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“Title Defect” means any Encumbrance, defect or other matter that, if not cured, causes Seller not to have Defensible Title as to the applicable Target Formation (or currently producing formation in the case of a Well) in and to any of the Assets; provided that the following shall not be considered Title Defects:
(a)    defects arising out of the lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s actual and superior claim of title to the relevant Assets;
(b)    defects based on a gap in Seller’s chain of title in the county or parish records, unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents (if any) shall be included in a Title Defect Notice (for the avoidance of doubt, a non-certified, cursory or limited title chain will satisfy this requirement);
(c)    defects based upon the failure to record any federal or state oil and gas lease or any assignments of interests in such oil and gas leases in any applicable public records;
(d)    defects arising from any change in applicable Legal Requirement after the Execution Date;
(e)    defects that affect only which non-Seller Person has the right to receive royalty payments rather than the amount or the proper payment of such royalty payment;
(f)    defects based solely on the lack of information in Seller’s files; and
“Title Defect Notice” – as defined in Section 10.05.
“Title Defect Property” – as defined in Section 10.05.
“Title Defect Value” – as defined in Section 10.05.
“Title Escrow Amount” – as defined in Section 10.07(a)(i).
“Tract” – as set forth in the definition of “Allocated Values”.
“Transfer Tax” – all transfer, documentary, sales, use, stamp, registration, filing, recording and similar Taxes (but excluding Income Taxes) and fees arising out of, or in connection with, the transfer of the Assets to Buyer or the filing or recording of the Instruments of Conveyance, any conveyances or other instruments of conveyance, or any assignments, in each case, related to the transfer of the Assets to Buyer.
“Well” – any oil, gas, or other well set forth on Exhibit A-3.
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“WCA” – as used in Schedule 1.07, the stratigraphic equivalent of those certain subsurface intervals and depths from the top of the Wolfcamp A formation, being further described as a depth of 9,755’ feet, to the base of the Wolfcamp A formation, being further described as a depth of 9,964’ feet, in each case, as found in the Guidon Operating Holt ‘249’ #1 Well (API No. 42317343550000), located in Martin County, Texas.
“WCB” – as used in Schedule 1.07, the stratigraphic equivalent of those certain subsurface intervals and depths from the top of the Wolfcamp B formation, being further described as a depth of 9,964’ feet, to the base of the Wolfcamp B formation, being further described as a depth of 10,216’ feet, in each case, as found in the Guidon Operating Holt ‘249’ #1 Well (API No. 42317343550000), located in Martin County, Texas.

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